Exhibit 10.5

[***] The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

AMENDED AND RESTATED LEASE AGREEMENT

This Amended and Restated Lease Agreement (“Lease”), dated for reference purposes only June 30, 2006, is made by and between DIGITAL CENTREPORT, L.P., a Texas limited partnership (“Lessor”), and SAVVIS COMMUNICATIONS CORPORATION, a Missouri corporation (“Lessee”) (collectively the “Parties,” or individually a “Party”).

BACKGROUND

A. The Parties previously entered into that certain Purchase and Sale Agreement as of June 30, 2006 (“Agreement”) pursuant to which Lessee is to convey and Lessor is to acquire the Premises (as hereafter defined).

B. It is a condition to the consummation of the closing under the Agreement that Lessor and Lessee enter into a lease pursuant to which Lessee leases from Lessor and Lessor leases to Lessee the Premises on the terms and conditions set forth in this Lease effective as of the closing date under the Agreement.

C. As of the closing date under the Agreement, there is in effect a certain lease having an effective date of August 3, 2000 by and between CentrePort Properties, Inc. (“CentrePort”) as landlord, and Exodus Communications, Inc. (“Exodus”), predecessor in interest to SAVVIS Communications Corporation, a Missouri corporation (“SAVVIS”), successor by merger to SAVVIS, Inc., a Delaware corporation, as tenant, as amended by First Amendment to Lease having an effective date of August 3, 2000 by and between CentrePort and Exodus, as further amended by Second Amendment to Lease having an effective date of February 28, 2001 by and between CentrePort and Exodus, as further amended by Third Amendment to Lease effective             , 2002 (sic) by and between CentrePort and Exodus, and as further amended by Letter Agreement dated April 28, 2004 by and between CentrePort and SAVVIS, as tenant and successor to Exodus ( “Original Lease”) which, concurrent with the closing under the Agreement, has been assigned to Lessor hereunder by SAVVIS Communications Corporation, as landlord and successor in interest to CentrePort pursuant to that certain assignment and assumption agreement dated as of June between SAVVIS Communications Corporation as landlord, assignor and Digital CentrePort, L.P. as successor landlord and assignee.

D. The Lessor and Lessee desire to amend and restate the Original Lease with this Lease on the terms and conditions reflected herein such that, from and after the Commencement Date, THIS LEASE AMENDS, RESTATES AND SUPERSEDES THE ORIGINAL LEASE IN ITS ENTIRETY.

1. BASIC PROVISIONS (“BASIC PROVISIONS”).

1.1 Definitions.

1. Additional Rent: All Real Property Taxes, insurance premiums and deductibles, costs, expenses, and other amounts which Lessee is required to pay to Lessor and costs and expenses, if any, incurred or paid by Lessor pursuant to this Lease (other than Fixed Rent), together with every fine, penalty, interest and cost which may be added in accordance with this Lease for non-payment or late payment.

2. Additional Data Center Fixtures. Any items similar to Critical Fixtures or Utility Installations installed in the Premises by Lessee at its cost (and not in any way funded or paid for by Lessor).

3. Agreed Use: General office and any computer data and/or telecommunications center purposes and/or the provision of managed hosting and IP services and/or colocation services to Lessee’s subtenants customers using the Premises and the use by such customers and subtenants of such services (collectively, “Data Center Purposes”) and/or, as to the space described in Paragraph 7.5, for office/warehouse/distribution purposes until such time as such time , if at all, that such space as described in Paragraph 7.5 is used for Data Center Purposes in which event, from any after use of such space for Data Center Purposes, such space may only be used for Data Center Purposes, and in any case for all purposes necessary and/or appropriate to enable Lessee and its subtenants and customers to be able to use the Premises for Data Center Purposes, (e.g. use of the roof for installation of equipment, conduits, risers, fiber entrances piping, plenum and all other components of an systems serving the Premises) subject to Paragraph 6.

4. Broker: The Staubach Company which has been compensated in connection with the Agreement and is not entitled to any additional compensation in connection with this Lease.

5. Building 2 Funding. The funding of Tenant Improvements that Lessor may provide pursuant to Paragraph 7.5.

6. Critical Fixtures: The Equipment listed on Exhibit E including, without limitation, all installed fuel tanks, generators, HVAC units, air-conditioners, power distribution units, computer room air conditioners, risers, antennas, satellite dishes, pads, raised flooring, and similar installed fixtures and appurtenances serving the Building 1 Data Center as of the Lease Commencement Date (and any Replacements therefor made from time to time during the Term) but excluding Excluded Equipment, Excluded Intangible Property and any Removable Obsolete Items that Lessee has removed from the Premises.

7. Excluded Equipment: The items listed on Exhibit F including, without limitation, all furniture, trade fixtures, satellite communications dish and equipment, racks, servers, routers, computer and other similar moveable equipment in all cases existing at the Premises as of the Lease Commencement Date or brought onto the Premises after the Lease Commencement Date by Lessee, its subtenants and/or Lessee’s customers and any Lessee Owned Alterations installed by Lessee at its cost and all replacements thereof but specifically excluding any Additional Data Center Fixtures.

8. Excluded Intangible Property: The items listed on Exhibit G

9. Exhibits: The following Exhibits and Schedules all of which are deemed incorporated herein by this reference:

Exhibit A-1 - Land

Exhibit A-2 – Site Plan

Exhibit B – Work Letter

Exhibit C – Legal Description for Adjacent Developable Land

Exhibit D – State/Local Law Provisions

Exhibit E – Critical Fixtures

Exhibit F – Excluded Equipment

Exhibit G – Excluded Intangible Property

10. Extension Option: As defined in Paragraph 3.2.

11. Extension Term: Any of the three sixty (60) month periods described in Paragraph 3.2 that become effective upon an effective exercise by Lessee of its Extension Option.

12. Fixed Rent: As defined in Paragraph 1.5

13. Improvements: The (i) single story fully improved data center containing approximately 109,500 square feet of space (“Building 1 Data Center”); (ii) two story office annex containing approximately 38,700 square feet of space for office and conference facilities (the “Annex”); (iii) single story currently unimproved warehouse space containing approximately 115,500 square feet of space (“Building 2”); and (iv) all fixtures, appurtenances and site improvements, lighting, electrical, power, installed communications, fire protection, security, mechanical, plumbing and heating, ventilation and air conditioning systems now or in the future, on or serving or used in connection with the operation of the Building 1 Data Center, the Annex and/or Building 2 or any other portion of the Premises other than the Excluded Equipment and the Excluded Intangible Property.

14. Initial Term: The period commencing upon the Lease Commencement Date and ending on the day prior to the fifteenth (15th) anniversary of the Commencement Date (“Expiration Date”) subject to extension pursuant to Paragraphs 3.1 and 3.2.

15. Insuring Party: Lessor unless otherwise specified in this Lease.

16. Land: That certain lot or parcel of real estate located at 14901 FAA Boulevard, Fort Worth, Texas, consisting of approximately 11.47 acres as more fully described on Exhibit A-1 attached hereto and depicted on the site plan attached hereto as Exhibit A-2.

17. Lessor Mortgage: Any mortgages, deeds of trust or any other similar hypothecations hypothecation or security device on the Premises or any portion thereof securing a Lender’s Loan, regardless of whether or not such instrument or agreement is recorded. For the avoidance of doubt, the parties acknowledge and agree that the term “Mortgagee” shall refer to any current Lender and future Lender and any person or entity who acquires the Premises as a result of or through any foreclosure of the Lessor Mortgage or the grant of deed in lieu of foreclosure, and the term “Loan” shall refer to any a loan outstanding which is secured by the Premises and “Lender” shall refer to any person or entity to whom Lessor is indebted under a Loan.

18. Lease Commencement Date: As of June 30, 2006.

19. Lease Default Rate: [***], but shall not exceed the maximum rate allowed by law. It is the intention of the parties hereto to conform strictly to the applicable usury Laws, and whenever any provision herein provides for payment by Lessee to Lessor of interest at a rate in excess of the highest legal rate permitted to be charged in the State of Texas, such rate herein provided to be paid shall be deemed reduced to such highest legal rate and if previously paid, shall be refunded to Lessee by Lessor within ten (10) days of demand therefor.

20. Lessee: SAVVIS Communications Corporation, a Missouri corporation

21. Lessee Business Address:	SAVVIS Communications Corporation 1 Savvis Parkway Town & Country, Missouri 6307 Attention: Chief Legal Officer Facsimile:

22. Lessee Owned Alterations: Tenant Improvements (as defined under the Work Letter) not paid for by Lessor under Paragraph 7.5

23. Lessor: Digital Centreport, L.P., a Texas limited partnership

24. Lessor Business Notice and Address:	600 West 7th Street, Suite 510 Los Angeles, CA 90017 Attn: Chris Kenney Facsimile: (213) 688-2811

25. Intentionally Omitted.

26. Non Removable Items: (i) Tenant Improvements if paid for by Lessor pursuant Paragraph 7.5, (ii) Permitted Alterations and Restricted Alterations; and (iii) Critical Fixtures, other than to the extent constituting (a) Lessee Owned Alterations, (b) Excluded Equipment, or (c) Removable Obsolete Items.

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

27. Permitted Alteration: Any (i) alteration, change, addition, improvement, installation, reconstruction or replacement of, to or in any part of the Premises (“a Project”) when the cost to effect such Project is less than [***]; (ii) any Excluded Equipment; and (iii) the removal of Removable Obsolete Items and the installation of Permitted Obsolete Item Replacements.

28. Permitted Obsolete Item Replacement(s): An item replacing a Removable Obsolete Item that Lessee has in fact removed from the Premises that (x) does not materially and adversely diminish the value of the Premises as the Premises existed when the Removable Obsolete Item so replaced was in-place at the Premises and (y) contributes to the functionality of the data/telecommunications center portion of the Premises as a first class data/telecommunications center in a manner equivalent (taking into account then current technology) to the contribution that the Removable Obsolete Item made to the functionality of the data/telecommunications center portion of the Premises as a first class data/telecommunications center.

29. Premises: The Land, the Improvements, Utility Infrastructure, Utility Installations, Critical Fixtures, (in all cases, other than Excluded Property) and all rights, easements, rights of way, and other appurtenances thereto.

30. Real Property Tax Exclusions: Any and all federal, state or local (i) franchise, capital stock or similar taxes, if any, of Lessor (unless in lieu of or a substitute for any other tax or assessment upon or with respect to any of the Premises which, if such other tax or assessment were in effect on the Lease Commencement Date, would be payable by Lessee hereunder or by Applicable Requirements), (ii) income, excess profits or other taxes, if any, of Lessor, determined on the basis of or measured wholly or in part by Lessor’s net income (unless in lieu of or a substitute for any other tax or assessment upon or with respect to any of the Premises which, if such other tax or assessment were in effect on the Lease Commencement Date, would be payable by Lessee hereunder or by Applicable Law), (iii) any estate, inheritance, succession, gift, capital levy or similar taxes of Lessor, (iv) taxes imposed upon Lessor under Paragraph 59A of the Internal Revenue Code of 1986, as amended, or any similar state, local, foreign or successor provision, (v) any amounts paid by Lessor pursuant to the Federal Insurance Contribution Act (commonly referred to as FICA), the Federal Unemployment Tax Act (commonly referred to as FUTA), or any analogous state unemployment tax act, or any other payroll related taxes, including, but not limited to, any required withholdings relating to wages, (vi) any taxes in connection with the transfer or other disposition of any interest, other than Lessee’s (or any person claiming under Lessee), in the Premises or this Lease, to any person or entity, including, but not limited to, any transfer, capital gains, sales, gross receipts, value added, income, stamp, real property gains or withholding tax (unless attributable to a Breach or unless such transfer is to Lessee or a person designated by Lessee), or (vii) any tax that would not have

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

been imposed but for the failure of Lessor to comply with certification, information, documentation or other reporting requirements applicable to Lessor, if compliance with such requirements is required by statute or regulation of the relevant taxing authority as a precondition to relief or exemption from such tax, and (viii) any interest, penalties, professional fees or other charges relating to any item listed in clauses (i) through (vii) above.

31. Real Property Taxes: Other than Real Property Tax Exclusions, any form of real estate tax or assessment; general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, gift, personal income or estate taxes); improvement bond; fees and/or charges assessed or otherwise payable under any community facilities district, metro district, special service district or any other special taxing district or authority; rent tax, and/or license fee imposed upon or levied against any legal or equitable interest of Lessor in the Premises, Lessor’s right to other income therefrom, and/or Lessor’s business of leasing, by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof and any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring prior to and/or during the Term of this Lease, including but not limited to, a change in the ownership of the Premises or completion of construction thereon.

32. Removable Obsolete Item(s): An item of Utility Installations and/or Critical Fixtures (other than an item of Excluded Property) that (i) Lessor and Lessee have mutually agreed has become obsolete and is not then necessary for the functionality of the data/telecommunications center portion of the Premises as a first class data/telecommunications center (taking into account then current technology), and (ii) the removal of which Lessor acknowledges in writing to Lessee will not materially and adversely diminish the value of the Premises as the Premises exist with such item retained in-place at the Premises.

33. Renewal Option(s): The Lessee shall have the right to extend the Initial Term of this Lease on and subject to the terms and conditions of Paragraph 3.2 of this Lease.

34. Replacements: Any Permitted Obsolete Item Replacement and any other replacement of any Critical Fixtures, or Utility Installations, or Utility Infrastructure which do not comprise Excluded Equipment.

35. Restricted Alterations: Any alteration, change, addition, improvement, installation, reconstruction or replacement of, to or in any part of the Premises which is not a Permitted Alteration.

36. Lessee Notice Address:	SAVVIS Communications Corporation 12851 Worldgate Drive Herndon, Virginia 20170 Attention: VP Procurement Facsimile:

with copy to: 12851 Worldgate Drive Herndon, Virginia 20170 Attention: Chief Legal Office Facsimile: 702-234-8374

37. Term: The Initial Term and any Extension Term thereof which becomes effective pursuant to Paragraph 3.2.

38. Utility Installations: All floor and window coverings, air lines, power panels, electrical distribution, security and fire protection systems, communication systems, lighting fixtures, fencing and all mechanical, electrical and plumbing equipment other , plumbing, and fencing in or on the Premises and all replacements thereof.

39. Utility Infrastructure: All utility infrastructure used in or located on the or in connection with the Premises, including, without limitations, all duct banks, conduits, piping, handholes, manholes, and similar appurtenances located on said property and all fiber, power, and other utility lines running through said property not dedicated to the City of Ft. Worth or owned by a third party and all replacements thereof.

40. Yahoo Sublease: Amended and Restated Sublease and Services Agreement by and between Lessee and Yahoo executed by Lessee on October 5, 2004, and executed by Yahoo on February 28, 2005.

1.2 Original Lease Waiver: Lessee further acknowledges and agrees that, notwithstanding anything to the contrary contained in the Original Lease, Lessee excuses Lessor from any further obligations under the Original Lease and waives any and all claims which Lessee may have against Lessor under the Original Lease.

1.3 Fixed Rent for Building 1 Data Center:

Period	Annual Fixed Rent per square foot per month	Fixed Rent per month (monthly)
Commencement Date through the first twelve (12) months of the Term.	$30.00	$273,750.00
On each anniversary of the Commencement Date through the Expiration Date, as the same may be extended pursuant to the terms of this Lease.	Annual Fixed Rent shall increase by 2.5%	Fixed Rent per month shall increase by 2.5%

Fixed Rent for the Annex:

Period	Annual Fixed Rent per square foot per month	Fixed Rent per month (monthly)
Commencement Date through the first twelve (12) months of the Term.	$7.00	$67,375.00
On each anniversary of the Commencement Date through the Expiration Date, as the same may be extended pursuant to the terms of this Lease.	Annual Fixed Rent shall increase by 2.5%	Fixed Rent per month shall increase by 2.5%

Fixed Rent for Building 2:

Period	Annual Fixed Rent per square foot per month	Fixed Rent per month (monthly)
Commencement Date through the first twelve (12) months of the Term.	$7.00	$22,575.00
On each anniversary of the Commencement Date through the Expiration Date, as the same may be extended pursuant to the terms of this Lease.	Annual Fixed Rent shall increase by 2.5%	Fixed Rent per month shall increase by 2.5%

In addition to the foregoing, provided Lessor is providing the Building 2 Funding, commencing upon the earlier to occur of (i) Substantial Completion of the Tenant Improvements and (ii) the complete disbursement by Lessor of all funds required to be disbursed under this Lease by Lessor for the Tenant Improvements, in addition to all other amounts which Lessee is required to pay under this Lease, Lessee shall be required to pay the Building 2 Additional Annual Rent as provided in Paragraph 7.5.

2. PREMISES.

2.1 Letting. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the Term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating rental, is an approximation which the Parties agree is reasonable and the rental based thereon is not subject to revision.

2.2 Condition. Lessee and Lessor acknowledge and agree that Lessee has had possession of the Premises under the Original Lease and Lessee accepts the Premises in an AS-IS, WHERE LOCATED CONDITION as of the Lease Commencement Date.

2.3 Compliance. Lessor shall have no responsibility for any non-compliance with all applicable laws, conditions, covenants or restrictions, conditional use permits and other matters of record, building codes, regulations and ordinances (individually an “Applicable Requirement” and collectively, “Applicable Requirements”). Lessee is responsible for determining whether or not the zoning is appropriate for Lessee’s intended use and for maintaining the Premises in complete compliance with all Applicable Requirements. Notwithstanding anything to the contrary contained in this Lease, Lessee shall have the right to protest or contest any Applicable Requirement. Pending the determination of any such protest or contest and provided all conditions set forth in the immediately preceding sentence are at all times satisfied, Lessee shall not be obligated to comply with the Applicable Requirement which is being protested or contested in accordance with the immediately preceding sentence, if such non-compliance is specifically permitted under Applicable Requirement.

2.4 Assignment of Warranties. Lessor and Lessee shall have the joint right to pursue any rights which Lessor has under all transferable warranties, guaranties and indemnities, express or implied, and similar rights which Lessor may have, if any, as to the against any manufacturer, seller, engineer, contractor or builder with respect to the Premises (including the roof and all systems at the Premises and all improvements forming a part of the Premises) including, but not limited to, any rights and remedies existing under contract or pursuant to the Uniform Commercial Code. To the extent necessary for Lessee to pursue such rights, Lessor shall reasonably cooperate with Lessee in connection therewith at no cost or expense to Lessor (and all at Lessee’s cost) Notwithstanding the foregoing to the contrary, Lessee shall not have the right to enforce any warranties which Lessor is not entitled to transfer to Lessee; provided, however, that upon Lessee’s request and in accordance with Lessee’s instructions from time to time, Lessor shall enforce such warranties at Lessee’s cost. It is agreed and understood that Lessee shall be responsible for managing to completion at Lessee’s cost and expense, the roof repair matters in effect as of the Lease Commencement Date and shall assign or transfer or cause to be assigned or transferred all warranties relative to the roof of the Building 1 Data Center, the Annex and Building 2.

2.5 No Merger. There shall be no merger of this Lease nor of the leasehold estate created hereby with the fee estate in or ownership of the Premises by reason of the fact that the same entity may acquire or hold or own (i) this Lease or such leasehold estate or any interest therein and (ii) the fee estate or ownership of any of the Premises or any interest therein. No such merger shall occur unless and until all persons having any interest in (x) this Lease or such leasehold estate and (y) the fee estate in the Premises including, without limitation, Lender’s interest therein, shall join in a written, recorded instrument effecting such merger.

3. TERM.

3.1 Automatic Extension. Upon Substantial Completion of the Tenant Improvements (as such terms are defined in the Work Letter attached hereto as Exhibit B) to Building 2, the Expiration Date of the Initial Term of this Lease shall (i) if the Building 2 Funding is used, be automatically extended to the date which is one hundred eighty (180) months following the date that Substantial Completion of the Tenant Improvements is achieved, and (ii) if only Lessee’s Funds (as defined in Paragraph 7.5(a)(i)) are used, be automatically extended for the Construction Period (as defined in Paragraph 7.5(a)(i)).

3.2 Extension Option. Lessee shall have the right to extend the Expiration Date for up to three (3) consecutive periods of sixty (60) months each (each being a “Renewal Option”) by serving Lessor prior written notice of the exercise of such Option Term at least two hundred seventy (270) days prior to the then Expiration Date (the “Renewal Option Exercise Deadline”) subject, however to the following conditions:

3.2.1 The Renewal Option granted to Lessee in this Lease is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee other than pursuant to an assignment which is either permitted to be effected without Lessor’s consent or requires such consent but as to which Lessor has provided such consent; provided, as to any assignment other than those that may be effected without Lessor’s consent, Lessor may elect to approve such assignment on the condition that the Renewal Option is not assignable to and shall not be deemed assigned to such assignee and in which case the Renewal Option shall terminate following any such assignment.

3.2.2 Lessee shall have no right to exercise an Option: (i) during the time Lessee is in Breach of this Lease, (ii) if Lessee is not in possession and/or occupancy of at least fifty percent (50%) of the floor area of the Building 1 Data Center and Building 2 (it being agreed and understood that for purposes of this Paragraph 3.2.2, the term “possession and/or occupancy” includes the provision by Lessor of managed hosting and IP services and/or colocation services to Lessee’s subtenants customers using the Premises) any portion of the Premises; or (iii) Lessee did not exercise all previous Options (it being agreed and understood that the period of time within which an Option may be exercised by Lessee shall not be extended or enlarged by reason of Lessee’s inability to exercise an Option because of the provisions of this Paragraph 3.2.2.

3.2.3 In the event Lessee does not exercise its renewal option by the applicable Option Exercise Deadline and Lessor, after making diligent, good faith efforts to enter into a lease with a new tenant for a term commencing, rent commencing or any other rights or obligations of either Lessor or such tenant commencing within ninety (90) days following the expiration of the Term, fails to enter into such a lease, then Lessee shall surrender the Premises at end of the Initial Term in accordance with Paragraph 7.6 (c) but Lessee shall continue to pay Fixed Rent following the end of the Term at the then rate in effect for the month in which the expiration of the Term occurs for ninety (90) days after the expiration of the Term unless prior to the end of such ninety (90) day period, Lessor has entered into a lease with a new tenant for a term commencing, rent commencing or any other rights or obligations of either Lessor or such tenant commencing during such ninety (90) day period in which event the foregoing rental obligation shall cease as of the commencement of such term, rent or other rights or obligations. This Paragraph 3.2.3 shall survive the expiration of the Term.

4. RENT.

4.1 Rent Defined. All obligations of Lessee under this Lease to pay money to Lessor including, without limitation, Fixed Rent and Additional Rent (collectively, the “Rent”).

4.2 Payments to Third Parties. Unless otherwise provided in this Lease, Lessee shall pay directly to Lessor or, as applicable to third (3rd) parties as and when due and payable pursuant to Lessee’s agreement or other arrangement with the applicable third (3rd) party, all charges for matters that are the responsibility of Lessee under this Lease including without limitation, maintenance contracts, supply contracts, vendor contracts, gas, electricity, light, heat, water, sewage, power, and other utility services, protective and security services, telephone and other communications services, and for all other public or private utility services, which shall be used, rendered or supplied upon or in connection with the Premises or any part thereof, at any time during the Term from and after the Lease Commencement Date. If Lessee shall fail to pay any such charges when the same shall become due (after the expiration of the applicable cure periods therefor), then Lessor, not sooner than ten (10) days after notice to Lessee (except in the event of an emergency, as reasonably determined by Lessor, in which case prior notice shall not be necessary) of its intent to do so, may but shall not be obligated to, pay the same on behalf of Lessee and shall be entitled to reimbursement for the same. In addition, Lessee shall be required to pay a monthly property management fee of [***] which amount shall increase by [***] on each anniversary of the Commencement Date during the Term.

4.3 Payment. Upon execution and delivery of this Lease, Lessee shall pay the Fixed Rent, prorated appropriately for the first month of the Initial Term. Thereafter, Lessee shall cause payment of Fixed Rent and other Rent or charges, as the same may be adjusted hereunder from time to time, to be received by Lessor in lawful money of the United States, without offset or deduction (except as specifically permitted in this Lease), on or before the day on which it is due. Fixed Rent and other Rent or charges for any period during the Term hereof which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of said month. Payment of Fixed Rent and other Rent or charges shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor’s

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

rights to the balance of such Fixed Rent and other Rent or charges, regardless of Lessor’s endorsement or notation on any check so stating.

5. NET LEASE. This Lease is intended to be a “net” lease and the Rent shall be net to Lessor during each year of the Term and all sums payable hereunder to Lessor shall be paid without setoff, deduction or abatement except as otherwise provided under this Lease. Subject to the provisions of this Lease, Lessee is responsible for all costs and expenses related to the use, operation, maintenance, and repair of the Premises during the Term, and except to the extent specifically and explicitly provided in this Lease, LESSOR SHALL NOT BE REQUIRED TO MAKE OR EFFECT ANY REPAIRS OR MAINTENANCE TO THE PREMISES OR TO EXPEND ANY FUNDS RELATED TO THE USE OR OPERATION OF THE PREMISES, WHETHER FORESEEN OR UNFORESEEN AND LESSEE EXPRESSLY WAIVES ANY CLAIM FOR SAME.

6. USE.

6.1 Use. Lessee shall use and occupy the Premises in compliance with Applicable Requirements only for the Agreed Use, and for no other purpose. In no event shall the Premises be used for any purpose or in any manner which violates any legally enforceable covenants, conditions and restrictions encumbering the Premises. Lessee shall not use or permit the use of the Premises in a manner that is unlawful, creates property damage, waste or a nuisance, or that illegally or unreasonably disturbs owners and/or occupants of, or causes damage to neighboring properties. Lessor may not exercise any right it may have to vote to amend or modify any matters of record or to vote to adopt or to encumber the Premises or permit the Premises to be encumbered with or by any covenants, restrictions, easement and/or agreements, other than a Lessor Mortgage, without the prior written consent of Lessee which Lessee may withhold in its discretion if such matter will or could materially adversely affect Lessee’s use of or operations at the Premises, or will or could materially diminish Lessee’s rights under this Lease or materially increase its obligations (including, without limitation its costs) under this Lease as compared to Lessee’s rights and obligations as if the Premises or Lessee were not subject to such matter; provided, however, Lessor freely may encumber the Premises with Lessor Mortgages.

6.2 Hazardous Substances.

(a) Use and Storage of Hazardous Substances. The term “Hazardous Substance” as used in this Lease shall mean any hazardous, toxic or dangerous, substance, material or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated by any applicable governmental authority, or (iii) a reasonable basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory.

Hazardous Substances shall include, but not be limited to, PCB’s, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Lessor acknowledges that the Agreed Use of the Premises by Lessee necessarily involves the presence, storage, use and transportation of Hazardous Substances including, but not limited to, diesel fuel stored in underground and above-ground storage tanks, batteries and cleaning agents as described in the Phase I Environmental Site Assessment dated May 2006 prepared by GaiaTech, Project No. A3210-610-0 (“Environmental Report”), a copy of which has been provided to Lessor. Lessee shall be allowed to use, store and transport only such Hazardous Substances and in such containers, vessels and quantities as described in the Environmental Report or as reasonably becomes necessary during the term of this Lease for the Agreed Use of the Premises by Lessee (or other use approved in writing by Lessor per Paragraph 6.1). Lessee shall be responsible for complying with all Applicable Requirements concerning such Hazardous Substances including, but not limited to, obtaining any permits, licenses, registrations or other authorizations required for Lessee’s use, storage and transportation of such Hazardous Substances. Notwithstanding the foregoing, Lessee shall not install after the Commencement Date any underground storage tank for storage of Hazardous Substances without written consent of the Lessor, which consent may not be unreasonably withheld, but may be conditioned upon reasonable demonstration by Lessee that such underground storage tank will not pose a material risk of damage to the public health or environment or of liability to Lessor.

(b) Duty to Inform Lessor. Lessee shall promptly notify Lessor in the event it discovers, becomes aware of or causes a Hazardous Substance Condition (as defined at Paragraph 9.1) at, on, under or about the Premises and shall provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance Condition.

(c) Lessee Remediation. Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee’s sole cost and expense, perform any investigation or Remediation of Hazardous Substance Condition required by governmental authority and/or Applicable Requirements or otherwise necessary to prevent a material dimunition in the market value or marketability of the Premises for sale or lease purposes, on or under the Premises or neighboring properties, that was caused or materially contributed to by Lessee or Lessee Parties, or pertaining to or involving any Hazardous Substance brought onto the Premises beforeor during the Term of this Lease or during any holdover period or period of occupancy of Lessee following the Term, by, or for, Lessee or Lessee Parties, or, during the Term or any holdover period or period of occupancy of Lessee following the Term, by any third party (other than Lessor, Lessor’s contractors or Lessor Parties).

(d) Lessee Indemnification. Lessee shall indemnify, defend and hold Lessor, Lessor’s employees, agents (the “Lessor Parties”) and Lessor’s Lender (as defined in Paragraph 30 below) harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and consultants’ fees incurred by or imposed upon Lessor or Lessor Parties at any time before, during or after the Term of this Lease as a result of or in connection with (i) Lessee’s or Lessee’s employees’, agents’, consultants’, contractors’, invitees’ or customers (collectively, the “Lessee Parties”) breach of any of the provisions of this Paragraph 6, or (ii) the presence of Hazardous Substances on, under or about the Premises or other property as a result of Lessee’s and/or any Lessee Parties’ activities or failure to act. Lessee shall have no liability under this Lease with respect to underground migration of any Hazardous Substance under the Premises from other properties which Lessee did not contribute to or exacerbate. Lessee’s indemnity obligation shall include, but not be limited to, injury to person, or damage to property or the environment created by Lessee, and the cost of Remediation (as defined in Paragraph 9.1(f) and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Paragraph 6.2 unless Lessor specifically agrees thereto in writing at the time of such agreement and such agreement specifically identifies this Paragraph 6.2 of the Lease.

(e) [reserved]

6.3 Compliance with Applicable Environmental Requirements. Lessee, at Lessee’s expense, shall at all times comply with all laws, rules, orders, ordinances, regulations and requirements of federal, state, county and municipal governmental authorities pertaining to Lessee’s use, storage, transportation and disposal of Hazardous Substances at the Premises or with respect to Lessee’s operations at the Premises (“Applicable Requirements”) as now in effect or as may hereafter come into effect during the Term. Lessee shall promptly Remediate any Hazardous Substance Condition that Lessee or Lessee Parties cause or causes before or during the Term of this Lease or which Lessee or Lessee Parties cause during any holdover period or period of occupancy of Lessee following the Term.

6.4 Investigation and Remediation by Lessor. Lessor shall have the right, but not the duty, to inspect the Premises, including testing of soils or groundwater, at reasonable times and upon at least three (3) business days’ notice to determine whether Lessee is complying with the terms of this Paragraph 6. Lessor shall use its best efforts to minimize interference with Lessee’s business operations and shall repair any damage to Lessee’s property resulting therefrom. Lessee shall cooperate with Lessor in providing non-privileged information and documents necessary for Lessor to evaluate Lessee’s compliance with Applicable Requirements. All costs and expenses incurred by Lessor for such inspections shall be paid by Lessor, except that if such inspection demonstrates that Lessee, or Lessee Parties have failed to comply with the provisions of this Lease causing a Hazardous Substance Condition at or with respect to the Premises, then such costs and expenses shall be paid by Lessee. Lessor shall have the right to enter the Premises at reasonable times and upon reasonable notice to Remediate, at its cost, any Hazardous Substance Condition at or with respect to the Premises for which it is responsible under this Lease or Applicable Environmental Requirements. Lessor may enter the Property to perform Remediation of a Hazardous Condition caused or allegedly caused by Lessee only if Lessee fails or refuses to do so after written demand by Lessor.

7. MAINTENANCE; REPAIRS; UTILITY INSTALLATIONS; TRADE FIXTURES AND ALTERATIONS.

7.1 Lessee’s Obligations.

(a) In General. Subject in all cases to the provisions of Paragraph 9 (Damage or Destruction), and 14 (Condemnation), and Paragraph 7.6 (Surrender) and except to the extent caused by the gross negligence or willful misconduct of Lessor, its servants, employees, agents, contractors or invitees, and except for (i) changes in the condition of same resulting from ordinary wear and tear to, and (ii) repairs and replacements of any Removable Obsolete Item (the foregoing being the “Maintenance Exceptions”), Lessee shall, at Lessee’s sole expense and to the extent necessary and appropriate to keep and maintain in at least the repair, condition and appearance existing on the Lease Commencement Date, the Premises (including, without limitation, Critical Fixtures and Tenant Improvements), and Utility Installations in at least the repair, condition and appearance existing on the Lease Commencement Date, (whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements or the age of such portion of the Premises), including, but not limited to, the roof, the structural integrity of the exterior walls and the structural integrity of the floor slab, all equipment or facilities, such as plumbing, heating, ventilating, air-conditioning, electrical, lighting facilities, boilers, pressure vessels, fire protection system, fixtures, walls (interior and exterior), foundation, ceilings, roofs, the roof membrane, floors, floorings, windows, doors, plate glass, skylights, landscaping, driveways, parking lots, fences, retaining walls, signs, sidewalks and parkways located in, or on the Premises. Lessee, in keeping the Premises in the condition as required above, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Paragraph 7.1(b) below. Subject to the Maintenance Exceptions, Lessee’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all Improvements thereon or a part thereof in the condition as required above. Subject to the Maintenance Exceptions, Lessee shall, during the Term of this Lease, keep the exterior appearance of the Building in a condition and appearance consistent with the exterior appearance existing on the Lease Commencement Date, including, when necessary to maintain such condition, the exterior repainting of the Building, if applicable. Except for Maintenance Exceptions for which there is an obligation elsewhere provided for in this Lease for Lessor to undertake and obligation, it is intended by the Parties hereto that Lessor have no obligation, in any manner whatsoever, to repair and maintain the Premises, or the equipment therein, all of which obligations are intended to be that of the Lessee as provided in this Lease subject to the Maintenance Exceptions. It is the intention of the Parties that the terms of this Lease govern the respective obligations of the Parties as to maintenance and repair of the Premises, and they expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease.

(b) Service Contracts. Lessee shall, at Lessee’s sole expense, procure and maintain contracts, in form and substance reasonably satisfactory to Lessor, with copies to Lessor, for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (i) the building systems for which service contracts are customarily available; (ii) Utility Infrastructure, (iii) elevators, (iv) landscaping and irrigation systems, (v) roof covering and drains, (vi) driveways and parking lots, and (vii) Critical Fixtures.

(c) [reserved]

(d) Lessor’s Election. If Lessee fails to meet any obligation set forth in this Paragraph 7, Lessor may, after thirty (30) days’ written notice to Lessee and failure of Lessee to cure during said period unless such failure is of a such a nature that it cannot, with reasonable diligence be cured within such period provided Lessee has commenced to effect such repair, replacement or other maintenance within such thirty (30) day period and is diligently working toward completing such repairs, replacement or other maintenance and continuing to attempt to effect such repairs, replacement or other maintenance then the cure period shall be extended by such period as may be required with the application of reasonable diligence to cure such failure but without notice in the event of an emergency, do whatever is necessary to cure such failure as may be appropriate under the circumstances for the account of and at the expense of Lessee. If an emergency exists, Lessor shall use reasonable efforts to notify Lessee of the situation by phone or other available communication before taking any such action to cure such failure. In the event Lessor is entitled to cure such failure as provided under this Paragraph 7.1 (d) and does so, Lessee shall reimburse Lessor within ten (10) business days of receipt of notice that Lessor has paid for such work plus a [***] administrative fee (“Administrative Fee”) which shall constitute Additional Rent payable by Lessee under this Lease and shall be paid by Lessee to Lessor on demand. In the case of reimbursement of service contract costs, Lessor may invoice Lessee monthly to be paid with Fixed Rent and other charges hereunder including any such Administrative Fee that is payable by Lessee.

7.2 Lessor’s Obligations. Intentionally Omitted.

7.3 Permitted Alterations; Restricted Alterations.

(a) Lessor Consent; Lessee Owned Alterations and Utility Installations. Lessee may freely make or cause to be made Permitted Alterations without the consent of Lessor. Lessee shall obtain the prior written consent of Lessor to any Restricted Alteration, which consent shall not be unreasonably withheld or conditioned by Lessor and which shall be given or denied (and if denied with reason therefor) within ten (10) days after submission by Lessee of a request for such consent. Lessee may not effect any Permitted Alterations or any Restricted Alterations unless and until (i) Lessee has obtained all applicable governmental permits therefor, if any, and delivered copies of same to Lessor, if any; (ii) Lessee has submitted to Lessor copies of all applicable plans and specifications; (iii) Lessee has furnished Lessor with copies of both the permits and the plans and specifications prior to commencement of the work; and (iv) for work which is anticipated to cost more than [***] upon Lessor’s request, delivery to Lessor of a lien and completion bond in an amount equal to one and one-half times the estimated cost of such work and/or upon Lessee’s posting additional security for the completion of such work. Any Permitted Alterations or Restricted Alterations shall be performed in a workmanlike manner with good and sufficient materials and in compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Lessee shall promptly upon completion furnish Lessor with as-built plans and specifications for any Permitted Alterations or Restricted Alterations, whether or not Lessor’s consent is required other than as to the installation of Excluded Equipment, the removal of Removable Obsolete Items or the installation of Permitted Obsolete Item Replacements or any other Permitted Alterations or Restricted Alterations not customarily the subject of as-built plans and specifications.

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

(b) Lessor Cooperation. At Lessee’s sole cost and without liability to Lessor, Lessor agrees to cooperate with Lessee (including signing applications upon Lessee’s written request) in obtaining any necessary permits, variances and consents for any Permitted Alterations or any Restricted Alterations approved by Lessor; provided none of the foregoing shall, in any manner, result in a net reduction of access to or ingress to or egress from the Premises, a diminution in the value of the Premises, a change in zoning or otherwise have an adverse effect on the ability to use the Premises for Data Center Purposes or as to the portion of the Premises described in Paragraph 7.5, as an office/warehouse/distribution facility if not improved for Data Center Purposes.

(c) Lessee shall notify Lessor reasonably in advance of any removal of Removable Obsolete Items or the installation of Permitted Obsolete Item Replacements.

7.4 Indemnification. Lessee shall discharge, (by payment or by filing the necessary bond, or otherwise), any mechanics’, materialmen’s or other lien against the Premises, arising out of any payment due for any for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises. Lessee shall give Lessor not less than ten (10) days’ notice prior to the commencement of any work in, on or about the Premises other than the installation of Excluded Equipment, and Lessor shall have the right to post notices of non-responsibility. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Lessor shall require, Lessee shall furnish a surety bond in an amount equal to one and one-half times the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same. If Lessor elects to participate in any such action, Lessee shall pay Lessor’s attorneys’ fees and costs. The provisions of this Paragraph 7.3(c) shall survive the expiration or earlier termination of this Lease.

7.5 Building 2 Tenant Improvements

(a) Lessor shall not unreasonably withhold, condition or delay its approval for Tenant Improvements to Building 2 for a data center. Lessor acknowledges that Lessee’s may improve Building 2, at a minimum, consistent with the specifications and quality of the Building 1 Data Center. Lessee shall deliver to Lessor and the TI Architect (as defined in the Work Letter) TI Design Drawings (as defined in the Work Letter) detailing Lessee’s requirements for the Tenant Improvements. Lessor shall deliver to Lessee the written objections, questions or comments of Lessor and the TI Architect with regard to the TI Design Drawings. Lessee shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Lessor. Such process shall continue until Lessor has approved the TI Design Drawings and, if the Parties have not already done so, the Parties shall execute the Work Letter. Lessee agrees to reimburse Lessor for all of its costs in connection with the design and construction of the Tenant Improvements (whether or not the same are ultimately constructed) and any other costs incurred by Lessor under the Work Letter either as an expense to be included in the Budget (as defined in the Work Letter) if Lessor provides the Building 2 Funding or promptly after demand therefor by Lessor if Lessee’s Funds (as defined below) are used to fund the Tenant Improvements. Such Tenant Improvements may, subject to the provisions of this Lease, be financed in either in whole or in part with Lessee’s own funds or with funds that Lessee procures from a third party (“Lessee Funds”) or with Building 2 Funding subject to the following:

(i) In the event Lessee obtains the financing for such Tenant Improvements without any Building 2 Funding, then Lessee shall construct or cause to be constructed such Tenant Improvements consistent with the Work Letter and shall be entitled to pledge, hypothecate or otherwise grant security interest in such Tenant Improvements to Lessee’s lenders and Lessor will reasonably cooperate with Lessee in order to allow Lessee to facilitate such construction and such financing. In such event, provided Lessee completes such Tenant Improvements during the first five (5) years of the Original Term, the Initial Term shall be extended for a period (“Construction Period) equal to the lesser of twelve (12) months or the period from the date on which Lessee obtains building permits until Substantial Completion and Lessee shall be required to provide Lessor with documentation confirming the Period promptly after Substantial Completion. Further, in the event that Lessee obtains the financing for such Tenant Improvements without any Building 2 Funding, then in such event, such Tenant Improvements shall constitute Lessee Owned Alterations and at the end of the Term, Lessee may elect to either (i) remove all and not less than all such Lessee Owned Alterations and restore Building 2 to the condition in which it existed prior to the installation of such Tenant Improvements or (ii) to surrender such Lessee Owned Alterations at the end of the Term without any warranty whatsoever in which event, notwithstanding anything to the contrary in this Lease, Lessor is deemed to have waived any right to require Lessee to remove same; or

(ii) In the event Lessee desires to utilize Building 2 Funds for all or a portion of the Tenant Improvements (for a data center), then in such event, the following conditions to such funding shall apply:

(1) Lessee and Lessor will execute the Work Letter.

(2) Notwithstanding anything to contrary contained in this Lease or in the Work Letter, Lessor agrees that it will consider providing Building 2 Funding provided Lessee and Lessor agree in writing on the all aspects of the Tenant Improvements (including the TI Construction Drawings (as defined in the Work Letter) and the Budget) within eighteen (18) months from the Lease Commencement Date.

(3) Notwithstanding anything to the contrary in this Lease or the Work Letter, in the event the Parties seek to develop the TI Construction Drawings and the Budget and the Parties have not mutually agreed on same in the exercise of their respective sole discretion as of the date which is eighteen (18) months after the Lease Commencement Date, Lessor shall have no further obligations under this Paragraph 7.5 or the Work Letter and Lessee promptly shall reimburse Lessor for all costs and expenses incurred by Lessor in connection with the planning and review by Lessor of the Tenant Improvements and any other costs incurred by Lessor under the Work Letter.

(4) Notwithstanding anything to the contrary in this Lease or the Work Letter, Lessor may approve or disapprove the TI Design Drawings, the TI Construction Drawings and the Budget in its sole and absolute discretion.

(5) Tenant Improvements to the extent funded by Building 2 Funds shall belong to Lessor and to the extent funded by Lessee Funds belong to Lessee and at the termination or expiration of the Term, all Tenant Improvements shall become part of and be surrendered with the Premises and belong to Lessor.

(c) Lessee acknowledges and agrees that Lessee shall be required to continue to pay Rent for Building 2 during the construction of the Tenant Improvements whether or not funded with Building 2 Funding or Lessee Funds. Lessee waives any and all claims which Lessee may have against Lessor arising out of the construction of the Tenant Improvements and Lessee’s loss of use of Building 2, including, without limitation, any claim for an abatement of Rent.

(d) On the first day of each month during the Original Term (as the same shall have been extended as a result of the construction of the Tenant Improvements) following Substantial Completion (as defined in the Work Letter) of the Tenant Improvements, Fixed Rent shall include the amount necessary to fully amortize in equal monthly installments over the Amortization Period the TI Costs (as defined in Paragraph 5(b) the Work Letter) with annualized interest at a rate equal to [***] as of Substantial Completion of the Tenant Improvements plus [***] (“Building 2 Additional Annual Rent”). As used herein, the “Amortization Period” shall mean the [***] period following Substantial Completion of the Tenant Improvements. Following Substantial Completion of the Tenant Improvements, Lessor shall provide Lessee with written notice of the amount of the TI Costs (as defined in the Work Letter) and the amount of the Building 2 Additional Annual Rent.

The Parties acknowledge and agree that interest will accrue on funds disbursed by Lessor on a monthly basis during the design and construction of the Tenant Improvements at a rate equal to [***] in place at the start of construction plus [***]. The monthly interest accrual will be based on the outstanding balance of funds disbursed by Lessor for TI Costs as of the beginning of such month. The interest accruals will accrue into and form part of the Budget and TI Costs.

(e) Notwithstanding anything contained in this Lease to the contrary, Lessor agrees that it shall not transfer ownership of the Premises to a third party unaffiliated with Lessor prior to Lessor’s completion of payment for the Tenant Improvements unless until Lessor has provided Lessee with such assurances or security as are reasonably necessary and appropriate to assure

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

that the financing to be provided by Lessor under this Paragraph 7.5 is and will be available for so long as Lessor is required to do so under this Lease; provided however, that in no event shall the obligations and prohibitions stated in this paragraph continue past the date which is thirty-three (33) months after the Lease Commencement Date.

7.6 Ownership; Removal; Surrender; and Restoration.

(a) Ownership. Subject to Lessor’s right to require removal or elect ownership as hereinafter provided, all Permitted Alterations (other than Excluded Equipment), Restricted Alterations, Lessee Owned Alterations shall belong and be the property of Lessee until the expiration or termination of this Lease at which time such items shall be deemed part of the Premises and shall a belong to and be surrendered to Lessor. Notwithstanding anything to the contrary in this Lease, Excluded Equipment shall at all times belong to Lessee, its sublessees and/or customers as the as the case may be, and may be removed by such Lessee, such sublessee’s or customers at any time during the Term (or within sixty (60) days thereafter); provided, however, in the event, at the end of the Term, with respect to Building 2, Lessee may elect to remove the Lessee Owned Alterations or any Additional Data Center Fixtures, in which case Lessee shall be required to remove all Lessee Owned Alterations and Additional Data Center Fixtures and restore Building 2 to shell condition (and in the event Lessee elects not to remove all of the Lessee Owned Alterations and Additional Data Center Fixtures, Lessor is deemed to have waived any right to require any removal of same and the same shall be deemed abandoned and become the property of Lessor).

(b) Removal of Non Removable Property; Removable Obsolete Items Prior to Surrender. Notwithstanding anything to the contrary contained in this Lease, in no event shall Lessee remove or permit the removal of any of the items constituting Non-Removable Property at any time during the Term unless Lessee is simultaneously replacing the same with a comparable item of at least equal value. In no event shall Lessee remove or permit the removal of any of the Non-Removable Property upon the expiration or earlier termination of this Lease. Lessee will advise Lessor reasonably prior to the removal of any Removable Obsolete Items to permit Lessor to have the opportunity to determine if Lessor elects to take possession of any such Removable Obsolete Items. Lessor shall have the right to direct how each item is disposed of and to receive any consideration received from the disposal of the same. Notwithstanding anything to the contrary in this Lease, Excluded Equipment shall at all times belong to Lessee, its sublessees and/or customers as the as the case may be, and may be removed by such Lessee, such sublessee’s or customers at any time prior to surrender of the Premises.

(c) Surrender/Restoration. At the expiration or other termination of this Lease, Lessee shall surrender the Premises and all Non-Removable Items, including without limitation, the Utility Infrastructure and Critical Fixtures (other than Removable Obsolete Items that Lessee has removed), and all Permitted Alterations and Restricted Alterations (other than Excluded Equipment) to Lessor in as good order and condition as they were at the commencement of the Term or may be put in thereafter in accordance with this Lease subject to reasonable wear and tear and limited to Lessee’s obligations under Paragraph 9 (Damage or Destruction), and 14 (Condemnation). As used in this Lease, “ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. For the avoidance of doubt, the parties acknowledge and agree that all Utility Infrastructure and Critical Fixtures, Tenant Improvements, Additional Data Center Fixtures Additional Data Center Fixtures (subject to the removal provisions under Paragraph 7.6(a) with respect to Building 2 and it being agreed that Additional Data Center Fixtures may not in any event be removed from Building 1) and all Permitted Obsolete Item Replacements (other than Removable Obsolete Items that Lessee has removed) shall remain upon and be surrendered with the Premises as a part thereof at the termination or other expiration of the Term. All Permitted Alterations and Restricted Alterations, shall become the property of Lessor and shall remain upon and be surrendered with the Premises as a part thereof expiration or other termination of the Term. Notwithstanding the foregoing, in the event Lessor provides Lessee notice, at the time Lessor approves a Restricted Alteration, that such alteration will be subject to removal upon the expiration or other termination of the Term, then Lessee shall remove, at its sole cost and expense, the applicable alteration(s), as directed by Lessor. Alterations, Excluded Equipment and personal property of Lessee not so removed at the end of the Term or within sixty (60) days after the expiration or other termination of the Term for any reason whatsoever shall become the property of Lessor, and Lessor may thereafter cause such alterations and other property to be removed from the Premises. Lessor shall not in any manner or to any extent be obligated to reimburse Lessee for any Additional Data Center Fixtures, Tenant Improvements, Lessee Owned Alterations, Permitted Alterations, Restricted Alterations or other property which becomes the property of Lessor as a result of such expiration or other termination. The provisions of this Paragraph 7.6 shall survive the expiration or other termination of this Lease.

(d) Lessee shall repair any damage resulting or caused by the removal of any Excluded Equipment and shall restore the affected area of the Premises to the condition existing immediately prior to such removal. Lessor and Lessee agree that no such removal by Lessee shall be deemed or construed as an abandonment of the Premises by Lessee, any law or Applicable Requirement to the contrary notwithstanding.

8 INSURANCE; INDEMNITY.

8.1 Payment For Insurance. Regardless of whether the Lessor or Lessee is the Insuring Party, Lessee shall pay for (i) all insurance required to be maintained by Lessee under Paragraph 8, and (ii) all insurance maintained by Lessor in connection with the Premises. Premiums for policy periods commencing prior to or extending beyond the Term of this Lease shall be prorated to correspond to the Term of this Lease. Payment shall be made by Lessee to Lessor within ten (10) days following receipt of an invoice for any amount due.

8.2 Liability Insurance.

(a) Carried by Lessee. Lessee shall obtain and keep in force a Commercial General Liability Policy of Insurance protecting Lessee and Lessor against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than [***]1 per occurrence with an “Additional Insured-Managers or Lessors of Premises Endorsement” and contain the “Amendment of the Pollution Exclusion Endorsement” for damage caused by heat, smoke or fumes from a hostile fire. The Policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Lessee’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. All insurance carried by Lessee shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only. In addition, Lessee shall obtain and keep in force excess or umbrella insurance in the amount of [***] which shall comply in all respects with requirements set forth herein for insurance. The amount of insurance required to be carried by Lessee shall be subject to reasonable periodic increases specified by Lessor based upon the recommendations of Lessor’s professional insurance advisers, the requirements of Lessor’s Lender and other relevant factors. The liability insurance limits required in Paragraph 8.2 (a) may be obtained by any combination of primary and excess or umbrella liability insurance.

(b) Carried by Lessor. Lessor shall, at its option, maintain liability insurance as described in Paragraph 8.2(a), in addition to, and not in lieu

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

of, the insurance required to be maintained by Lessee. Lessee shall not be named as an additional insured therein.

8.3 Property Insurance – Building, Improvements and Rental Value.

(a) Building and Improvements. The Insuring Party shall obtain and keep in force a policy or policies in the name of Lessor, with loss payable to Lessor, any groundlessor, and to any Lender(s) insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full replacement cost of the Premises, as the same shall exist from time to time, or the amount required by any Lessor’s Lender. If Lessor is the Insuring Party, however, Lessee Owned Alterations and Utility Installations, Excluded Equipment, and Lessee’s personal property and Lessee Owned Alterations shall be insured by Lessee under Paragraph 8.4 rather than by Lessor. Such policy or policies shall insure against all risks of direct physical loss or damage (including the perils of flood and/or earthquake), including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause and waiver of subrogation. If such insurance coverage has a deductible clause, the deductible amount shall not exceed [***]per occurrence (except in the case of earthquake insurance), and Lessee shall be liable for such deductible amount in the event of an Insured Loss.

(b)Rental Value. The Insuring Party shall obtain and keep in force a policy or policies in the name of Lessor, with loss payable to Lessor and any Lender, insuring the loss of the full Rent for not less than [***]. Said insurance shall provide that in the event the Lease is terminated by reason of an insured loss, the period of indemnity for such coverage shall be extended beyond the date of the completion of repairs or replacement of the Premises, to provide for not less than [***] loss of Rent from the date of any such loss. Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted [***] to reflect the projected Rent otherwise payable by Lessee, for the next [***] period. Lessee shall be liable for any deductible amount in the event of such loss. The deductible for such Rental Value insurance shall be the same amount as that for the insurance to be maintained under Paragraph 8.3 (a).

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

(c) Adjacent Premises. If the Premises are part of a larger building, or of a group of buildings owned by Lessor which are adjacent to the Premises, the Lessee shall pay for any increase in the premiums for the property insurance of such building or buildings if said increase is caused by Lessee’s acts, omissions, use or occupancy of the Premises.

8.4 Lessee’s Property/Business Interruption Insurance.

(a) Property Damage. Lessee shall obtain and maintain insurance coverage on all of Lessee’s personal property, Excluded Equipment, and Lessee Owned Alterations and Utility Installations. Such insurance shall be full replacement cost coverage with a deductible not to exceed [***] per occurrence. The proceeds from any such insurance shall be used by Lessee first to reduce any outstanding indebtedness under the existing credit agreement with Wells Fargo Foothill, Inc., dated June 10, 2005 as same may be amended and then, any remaining proceeds shall be used for the replacement of personal property, Excluded Equipment and Lessee Owned Alterations and Utility Installations. Lessee shall provide Lessor with written evidence that all such insurance is in force.

(b) Business Interruption. Lessee shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Lessee for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Lessee or attributable to prevention of access to the Premises as a result of such perils.

(c) Additional Insurance. In addition to the insurance required above, Lessee shall maintain (i) Worker’s Compensation Insurance in the amount required by applicable law; (ii) Employer’s Liability Insurance with a limit of not less than [***] for bodily injury each accident; [***] for bodily injury by disease for each person; and [***] for bodily injury by disease, policy limit.

(d) No Representation of Adequate Coverage. Lessor makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Lessee’s property, business operations or obligations under this Lease.

8.5 Insurance Policies. Insurance required herein shall be provided by companies duly licensed or admitted to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

at least A, X, or such other equivalent rating as set forth in the most current issue of “Best’s Insurance Guide”. Neither party shall not do or permit to be done anything which invalidates the required insurance policies. Each party shall, prior to the earlier of the Commencement Date, deliver to the other certified copies of policies of such insurance or certificates evidencing the existence and amounts of the required insurance. Lessee shall name Lessor and its lender(s), as the case may be, as additional insureds as to the insurance to be maintained by Lessee under Paragraph 8.2 (a). Each party shall receive, at least thirty (30) days prior written notice of any material change, cancellation or nonrenewal of such policies. Each party shall furnish the other party with evidence of renewals or “insurance binders” evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand (or Lessee may order such policy and pay the premium directly to the insurer. Such policies shall be for a term of at least one year, or the length of the remaining Term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.

8.6 Waiver of Subrogation. Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, and to provide evidence thereof.

8.7 Indemnity.

(a) Subject to Paragraph 8.6, except for Lessor’s negligence, or willful misconduct of any Lessor Indemnitee or any contractor or invitee of Lessor and not of Lessee and except respecting any matter related to, resulting from or in connection with a breach by Lessor of its obligations under this Lease, Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its agents, employees, officers, directors, members, Lessor’s master or ground lessor, partners, property managers and Lessor’s Lender (individually, a “Lessor Indemnitee” and collectively, “Lessor Indemnitees”), from and against any and all claims, and all damages (other than consequential, incidental or punitive damages), liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arises out of, involves, or in is connection with, the use and/or occupancy of the Premises by Lessee. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee’s expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified. All of the indemnification obligations of Lessee set forth in this Lease including, without limitation, the obligations set forth in this Paragraph 8.7 shall survive the expiration or earlier termination of this Lease.

(b) Subject to Paragraph 8.6, except for Lessee’s negligence, or willful misconduct of any Lessee Indemnitee or any contractor or invitee of Lessee and not of Lessor and except respecting any matter related to, resulting from or in connection with a breach by Lessee of its obligations under this Lease, Lessor shall indemnify, protect, defend and hold harmless the Premises, Lessee and its agents, employees, officers, directors, members, partners, property managers and Lessee’s Lender (individually, a “Lessee Indemnitee” and collectively, “Lessee Indemnitees”), from and against any and all claims, and all damages (other than consequential, incidental or punitive damages), liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities for injury or death to persons or damage to property occurring within or about the Premises caused by the negligence of Lessor or Lessor Parties in connection with their entry upon the Premises. If any action or proceeding is brought against Lessee by reason of any of the foregoing matters, Lessor shall upon notice defend the same at Lessor’s expense by counsel reasonably satisfactory to Lessee and Lessee shall cooperate with Lessor in such defense. Lessee need not have first paid any such claim in order to be defended or indemnified. All of the indemnification obligations of Lessor set forth in this Lease including, without limitation, the obligations set forth in this Paragraph 8.7 shall survive the expiration or earlier termination of this Lease.

8.8 Exemption of Lessor from Liability. Lessor shall not be liable for damage to the goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Building of which the Premises are a part, or from other sources or places. Notwithstanding Lessor’s negligence or breach of this Lease, Lessor shall under no circumstances be liable for injury to Lessee’s business or for any loss of income or profit therefrom.

8.9 Lessor shall ensure that its lenders are not entitled to obtain any insurance proceeds otherwise available to Lessor or relative to the Premises unless and until this Lease is terminated; provided, however, such lender may hold such funds in trust and act as a disbursing agent therefor provided the disbursement of such funds is not subject to deduction, offset, abatement or any other form of withholding that might otherwise be provided in such lenders loan documents with Lessor and such Lenders shall be entitled to retain any excess not required by Lessor to be expended pursuant to the terms of this Lease.

9. DAMAGE OR DESTRUCTION.

9.1 Definitions.

(a) “Premises Partial Damage” means damage or destruction to the Premises, other than Lessee Owned Alterations and Utility Installations and other items such as Additional Data Center Fixtures and Excluded Equipment which belong to Lessee during the Term, which can reasonably be Restored in nine (9) months or less from the date of the damage or destruction as determined pursuant to the Completion Estimate. Lessor shall notify Lessee in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(b) “Premises Total Destruction” means damage or destruction to the Premises, other than Lessee Owned Alterations and Utility Installations and other items such as Additional Data Center Fixtures and Excluded Equipment which belong to Lessee during the Term, which cannot reasonably be Restored in nine (9) months or less from the date of the damage or destruction as determined pursuant to the Completion Estimate. Lessor shall notify Lessee in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(c) “Insured Loss” means damage or destruction to the Premises, other than Lessee Owned Alterations and Utility Installations and other items such as Additional Data Center Fixtures and Excluded Equipment which belong to Lessee during the Term, which was caused by an event required to be covered by the insurance described in Paragraph 8.3(a), irrespective of any deductible amounts or coverage limits involved.

(d) “Replacement Cost” means the cost to repair or rebuild the Improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

(e) “Hazardous Substance Condition” means the release or presence of Hazardous Substances into the soils, groundwater, surface water or structures of the Premises at or above such levels or concentrations for which Remediation is required pursuant to Applicable Requirements.

(f) “Remediation” means investigation, removal, treatment, disposal, institutional controls and any other action necessary to address Hazardous Substances in the environment so that any remaining Hazardous Substances are at or below levels or concentrations acceptable for commercial property under Applicable Requirements.

(g) “Restoration” or “Restored” means, following a casualty or Taking, the restoration of the Premises (other than Excluded Equipment, Lessee Owned Alterations, Utility Installations, Additional Data Center Fixtures, and other items which belong to Lessee during the Term) to as nearly as possible its value, condition and character immediately prior to such casualty or Taking, in accordance with the provisions of this Lease, provided, however, in the event of a Taking, the foregoing obligation shall take into account and be subject to the limitations and constraints on such restoration obligation applicable to the Premises (other than Excluded

Equipment, Lessee Owned Alterations, Utility Installations, Additional Data Center Fixtures, and other items which belong to Lessee during the Term) in the condition which they exist following such Taking. Notwithstanding the foregoing, such Restoration may depart from the exact condition of the Premises immediately prior to the casualty or Taking, provided that (i) the use of the Premises permitted under this Lease shall not be changed as a result of any such Restoration, (ii) all such Restoration shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Applicable Requirements, and (iii) Lessor shall discharge all liens filed against any of the Premises arising out of such Restoration, except to the extent Lessee is responsible for the same.

(h) “Completion Estimate” means a good faith estimate by a reputable architect or contractor with significant experience in constructing and/or reconstructing data/telecommunication center facilities selected by Lessor and reasonably approved or disapproved by Lessee by notice sent to Lessee within five (5) business days after Lessor advises Lessee of Lessor’s choice for such architect or contractor (and if disapproved, with reasons therefor) which estimate shall indicate the period of time necessary to effect the Restoration taking into account the time necessary to obtain all necessary building permits and approvals, assuming that overtime will not be used, the effect of weather and all other appropriate factors relevant to determining the applicable reconstruction period. Failure by Lessee to respond to Lessor’s selection of a an architect or contractor shall be deemed an acceptance of Lessor’s selection.

9.2 Partial Damage - Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, then Lessee shall promptly contribute funds equal to the amount of the deductible as and when required to complete said repairs, and Lessor shall, at Lessor’s expense (subject to receipt of adequate insurance proceeds and limited to the extent of the insurance proceeds so received), effect Restoration (but not as to Excluded Equipment or Lessee Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Lessee shall, at Lessor’s election repair any damage or destruction the total cost to repair of which is [***] or less. Lessee shall not be entitled to reimbursement of any funds contributed by Lessee to effect such Restoration.

9.3 Partial Damage - Uninsured Loss. Notwithstanding anything to the contrary contained herein, if a Premises Partial Damage occurs and such damage is not completely covered (less any applicable deductible) by the insurance described in

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission

‘Paragraph 8.3(a), then Lessor may either (i) effect Restoration (but not as to Excluded Equipment, Additional Data Center Fixtures or Lessee Owned Alterations, Utility Installations and other items owned by Lessee during the Term) as soon as reasonably possible at Lessor’s expense and this Lease shall continue in full force and effect, or (ii) to give written notice to Lessee within sixty (60) days after the date of the occurrence of such damage of Lessor’s intention to terminate this Lease as of the date of the occurrence of such damage; provided, however, in the event Lessor elects to terminate this Lease, Lessee shall have the right in writing to Lessor within 15 days thereafter, at Lessee’s option to effect such Restoration damage as soon as reasonably possible at Lessee’s expense and this Lease shall continue in full force and effect provided, the Term shall toll for a period equal to the period of Restoration, not to exceed a maximum of 12 months. As a condition to effectuating such Restoration, Lessor may require Lessee to provide Lessor with reasonably adequate security to assure Lessor and its Lender, if any, of payment by Lessee for the Restoration.

9.4 Total Destruction. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, at the election of Lessor, this Lease shall terminate sixty (60) days following such Premises total Destruction. If the damage or destruction was caused by the gross negligence or willful misconduct of Lessee, Lessor shall have the right to recover Lessor’s damages from Lessee, to the extent not covered by insurance required to be carried hereunder. If Lessor does not elect to terminate this Lease, then the Premises Total Destruction shall be treated as a Premises Partial Damage and the provisions of Paragraph 9.2 above shall apply.

9.5 Damage Near End of Term. If at any time during the last year of this Lease there is damage for which the cost to repair exceeds two (2) month’s Fixed Rent, whether or not an Insured Loss, Lessor may terminate this Lease effective sixty (60) days following the date of occurrence of such damage by giving written termination notice to Lessee within thirty (30) days after the date of occurrence of such damage. Notwithstanding the foregoing, if Lessee at that time has an exercisable option to extend this Lease, then Lessee may preserve this Lease by, (a) exercising such option and (b) providing Lessor with any shortage in insurance proceeds needed to make the repairs on or before the earlier of (i) the date which is ten days after Lessee’s receipt of Lessor’s written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor’s commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Lessee’s option shall be extinguished.

9.6 Abatement of Rent; Lessee’s Remedies.

(a) Abatement. In the event of Premises Partial Damage or Premises Total Destruction or a Hazardous Substance Condition for which Lessee is not responsible under this Lease, the Rent payable by Lessee for the period required for the Restoration nor Remediation shall be abated in proportion to the degree to which Lessee’s use of the Premises is impaired, but not to exceed the proceeds received from the Rental Value insurance. All other obligations of Lessee hereunder shall be performed by Lessee, and Lessor shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

(b) Remedies. If Lessor shall be obligated or shall elect to effect such Restoration and does not commence, in a substantial and meaningful way, such Restoration within ninety (90) days after such obligation shall accrue or such election shall have been made, Lessee may, at any time prior to the commencement of such Restoration, give written notice to Lessor and to any Lenders of which Lessee has actual notice, of Lessee’s election to terminate this Lease on a date not less than sixty (60) days following the giving of such notice. If Lessee gives such notice and such repair or restoration is not commenced within thirty (30) days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within said thirty (30) days, this Lease shall continue in full force and effect. “Commence” shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

9.7 Termination-Advance Payments. Upon termination of this Lease pursuant to Paragraph 9, an equitable adjustment shall be made concerning advance Fixed Rent and any other advance payments made by Lessee to Lessor.

9.8 Waive Statutes. Lessor and Lessee agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.

10. REAL PROPERTY TAXES.

10.1 [reserved].

10.2 Payment of Taxes. Lessee shall pay and discharge, before any interest or penalties are due thereon, all Real Property Taxes. Lessor shall promptly deliver to Lessee any bill or invoice Lessor receives with respect to any tax; provided, that the Lessor’s failure to deliver any such bill or invoice shall not limit Lessee’s obligation to pay such tax; provided, however, Lessor, and not Lessee, shall be responsible for (i) any penalties payable as a result of any failure by Lessor to timely deliver such bills or invoices, and (ii) any penalties paid or payable by Lessor not resulting from an act or omission of Lessee. Lessor agrees to cooperate with Lessee to enable Lessee to receive tax bills directly from the respective taxing authorities. Lessee shall deliver, or cause to be delivered, to Lessor, evidence that the taxes required to be paid pursuant to this Paragraph 31 have been so paid before they are delinquent and are not then delinquent. If any such taxes shall cover any period of time prior to the Commencement Date, Lessee shall nonetheless pay the same. If any such taxes shall cover any period of time after the Expiration Date, taxes shall be prorated to cover only that portion of the tax bill applicable to the period from the Commencement Date through the Expiration Date, and Lessor shall reimburse Lessee for any overpayment by Lessee. In the event that any assessment against the Premises is payable in installments, Lessee may pay such assessment in installments; and in such event, Lessee shall be liable only for those installments which become due and payable or during the Term, or which are appropriately allocated to the Term even if due and payable after the Term; provided however,. Lessor may not consent to the imposition of special assessments against the Premises without Lessee’s prior written consent.

(a) [reserved]

(b) Lessee’s Right to Contest. Unless Lessor elects to contest any Real Property Taxes, Lessee may, upon the receipt of prior written approval of Lessor, such approval not to be unreasonably withheld, freely contest (including seeking an abatement or reduction of) any Real Property Taxes against the Premises and attempt to obtain a reduction in the assessed valuation of the Premises for the purpose of reducing any such tax assessment; provided, Lessee may also have the right to attempt to settle or compromise such contest through negotiations so long as Lessee’s contest is relative to taxes for a single year. Lessor shall be entitled to participate in any contest or negotiates intended to affect multiple tax years and Lessee shall not commence any such action or proceeding or reach any settlement without the prior written approval of Lessor which approval Lessor may withhold in its discretion. In the event Lessor approves, and upon the request of Lessee, but without expense or liability to Lessor (and at Lessee’s sole cost and expense), Lessor shall cooperate with Lessee and execute any document which may be reasonably necessary and proper for any proceeding related hereto. In the event a refund of Real Property Taxes is obtained and actually paid to Lessor, Lessor shall credit an appropriate portion thereof (after deducting any unrecouped, out-of-pocket expenses or losses in connection with obtaining such refund) to the next installment(s) of Fixed Rent. If such refund is received after the end of the Term and relates to periods during the Term, Lessor shall remit such refund to Lessee within thirty (30) days after receipt. Any rebate applicable to any portion of the Term shall belong to Lessee. In the event Lessor desires to contest any Real Property Taxes, Lessee agrees to cooperate with Lessor and execute any document which may be reasonably necessary and proper for any such proceeding, at no cost to Lessee. This provision shall survive the expiration or other termination of this Lease.

10.3 Personal Property Taxes. Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon Lessee Owned Alterations and/or Utility Installations, Excluded Equipment and all personal property of Lessee and any components of the Premises that are taxed as personal property whether or not owned by

Lessor or Lessee. When possible, Lessee shall cause such property to be assessed and billed separately from the real property of Lessor. If any Excluded Equipment or any of Lessee’s said personal property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to such Excluded Equipment or to such personal property within thirty (30) days after receipt of a written statement.

10.4 UTILITIES. Lessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. Lessor shall not be liable for damages, consequential or otherwise, nor shall there be any Rent abatement arising out of any curtailment or interruption whatsoever in utility services.

11. ASSIGNMENT AND SUBLETTING.

11.1 Lessor’s Consent Required.

(a) Lessee shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage or encumber (collectively, “assign or assignment”) or except as otherwise permitted herein, all or any part of Lessee’s interest in this Lease or in the Premises or sublease all or any portion of the Premises without Lessor’s prior written consent, which consent, subject to the provisions of this Paragraph 12, in regard to subleasing, shall not be unreasonably withheld; provided however, that Lessee may (i) freely enter into any colocation or similar use or license agreement however characterized or denominated without the consent of Lessor and (ii) execute and deliver a collateral assignment of Lessee’s interests in this Lease; provided all such arrangements shall terminate upon the termination or earlier expiration of this Lease.

(b) Notwithstanding the foregoing, so long as no Breach is then in effect, Lessee shall have the right, without the consent of Lessor but with prior written notice to Lessor, and in accordance with the other provisions of this Paragraph 12 as if consent were required, (a) to assign this Lease or sublease all or any portion of the Premises to: (i) any corporation or entity which controls Lessee in whole or in part;; or (ii) any corporation or entity controlled in whole or in part by, controlling or under common control with Lessee (each of (i)-(ii) hereinafter called a “related entity”), provided such transfer or sublease must be for a legitimate business purpose and not for purposes of avoiding the performance of Lessee’s obligations hereunder; provided further, that such related entity satisfies the requirements of Paragraph 11.2 (a) below. As used in this Paragraph 12; “control” shall mean the power to direct or cause the direction of the day to day management and policies of such corporation, whether through the ownership of voting securities, by contract, by interlocking boards of directors, or otherwise. Notwithstanding the foregoing, in the event of any assignment, subletting, or other transfer under this Lease, Lessee shall remain liable for performance and compliance with all of the terms, conditions and provisions of this Lease. A change in the control of Lessee, whether through the ownership of voting securities, by contract, by interlocking boards of directors, or otherwise shall not constitute an assignment requiring consent. Neither any transfer of control of Lessee nor any transfer or assignment of interests in Lessee or the issuance of new non voting or voting stock in Lessee shall be deemed to be an assignment of this Lease by Lessee that is subject to the provisions of this Paragraph 12 (including all consent requirements)

11.2 Lessee may freely sublease all or any portion of the Premises to any entity that is not a related entity, provided the space being subleased in any one sublease does not exceed 55,000 square feet; provided Lessee delivers to Lessor the following items: (i) a description of any proposed alterations, if any, and a request for Lessor’s consent to the same which may be granted or withheld in Lessor’s sole discretion; (ii) a statement that the proposed use by such subtenant will be consistent with and permitted under the Agreed Use; (iii) a list of any Hazardous Substances that such subtenant proposes to utilize and a request for Lessor’s consent to the same which shall not be unreasonably withheld, delayed or conditioned; (iv) a written confirmation from such subtenant that it will comply with the provisions of Paragraph 11.4 (a); (v) an insurance certificate confirming sublessee is maintaining insurance requirements of Lessee under this Lease and naming Lessor as an additional insured; (vi) a written confirmation from such subtenant that the sublease and subtenant’s rights thereunder are subject and subordinate to the terms of this Lease; and (vii) there will be no storage at the Premises other than ancillary to the operation of the subtenant’s data center. In the event that Lessee proposes to effect a sublease of more than 55,000 square feet, Lessee shall first request Lessor’s approval of such sublease which Lessor shall not unreasonably withhold, delay or condition (and which shall given or denied with reasons therefore within 15 days after Lessee submits to Lessor the items required to be submitted under this Paragraph 11.2, Paragraph 11.3, Paragraph 11.4 and Paragraph 11.5. Lessee informs the Lessor, in writing, of all material terms of any proposed sublease at least thirty (30) days prior to commencement date thereof and no Default or Event of Default shall have occurred and be continuing when the sublease is entered into.

(a) The involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee’s assets occurs, which results or will result in a reduction of the Net Worth of Lessee as it was represented at the time of the execution of this Lease shall be considered an assignment of this Lease to which Lessor may withhold its consent. “Net Worth of Lessee” shall mean the net worth of Lessee established under generally accepted accounting principles.

11.3 Terms and Conditions Applicable to Assignment and Subletting.

(a) Regardless of Lessor’s consent, any assignment or subletting shall not: (i) be effective, in the case of an assignment without the express written assumption by such assignee of the obligations of Lessee under this Lease, (ii) release Lessee of any obligations hereunder, or (iii) alter the primary liability of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee;

(b) Lessor may accept Rent or performance of Lessee’s obligations from any person other than Lessee pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Lessor’s right to exercise its remedies for Lessee’s Default or Breach;

(c) Lessor’s consent to any assignment or subletting requiring such consent hereunder shall not constitute a consent to any subsequent assignment or subletting;

(d) In the event of any Breach by Lessee, Lessor may proceed directly against Lessee, including any assignee, without first exhausting Lessor’s remedies against any other person or entity responsible therefore to Lessor;

(e) Each request for consent to an assignment or subletting requiring Lessor’s consent, shall be in writing, accompanied by information relevant to Lessor’s determination, in the case of a proposed assignment requiring Lessor’s consent, as to the financial and operational responsibility and appropriateness of the proposed assignee, including but not limited to the intended use by such assignee and/or required modification of the Premises, if any, and in the case of a sublessee, as to the intended use by such sublessee and/or required modification of the Premises, if any, together with a fee to Lessor of [***] as consideration for Lessor’s considering and processing said request (the “Assignment/Sublease Request Processing Fee”). Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested. Lessee shall reimburse Lessor for all reasonable out of pocket costs actually incurred by Lessor in connection with the consideration of any request, including reasonable attorneys’ fees;

(f) Any assignee of, this Lease shall, by reason of accepting such assignment, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Lessee during the term of said

[***] The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

assignment, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Lessor has specifically consented to in writing. Each sublease of the Premises or any part thereof shall be subject and subordinate to the provisions of this Lease and the sublessee shall affirm same in such sublease;and

(g) Unless Lessor specifically consents in writing to the assignment of the Renewal Option to an assignee, such Renewal Option is not assignable or assumable or assumed by such assignee.

11.4 Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a) From and after a Breach by Lessee in the payment to Lessor of Rent, Lessor may collect from the subtenant rent otherwise payable by subtenant to Lessee unless and until Lessor waives any such Breach with any such rent so collected being deemed applied to Lessee’s obligations under this Lease. Lessor shall not, by reason of the foregoing or any assignment of such sublease, nor by reason of the collection of Rent, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee’s obligations to such sublessee. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a Breach by Lessee in the payment to Lessor of Rent exists, to pay to Lessor all rent due and to become due under the sublease. Sublessee shall rely upon any such notice from Lessor and shall pay all rents to Lessor without any obligation or right to inquire as to whether such Breach exists, notwithstanding any claim from Lessee to the contrary; provided, the foregoing shall not be deemed a waiver by Lessee of its right against Lessor.

(b) Any matter requiring the consent of the sublessor under a sublease shall also require the consent of Lessor.

(c) No sublessee shall further assign or sublet all or any part of the Premises without Lessor’s prior written consent.

(d) If Lessee shall assign this Lease or sublet substantially all of the Premises or for substantially all of the then remaining Term of the Lease for consideration in excess of the pro-rata portion of rent applicable to the space subject to the assignment or sublet, then Lessee shall pay to Lessor as Additional Rent, [***] of any such excess immediately upon receipt, less Lessee’s reasonable out of pocket expenses for marketing, brokerage commissions, legal fees, and all other expenses and costs incurred by Lessee in connection with such assignment or subletting.

11.5 Conditions to Consent to Assignment or Subletting. Lessee acknowledges that Lessor’s agreement to lease the Premises to Lessee at the rent and upon the terms stated herein is in material reliance upon Lessor’s evaluation of the original Lessee’s background, experience and ability, as well as the nature of the use of the Premises by the original Lessee as set forth in Paragraph 6. In the event that Lessee shall request Lessor’s written consent to assign or sublease the Premises as required in this Paragraph 12, then each such request for consent shall be in writing and accompanied by the following applicable to such proposed sublease or assignment as the case may be and as indicated below:

(a) Balance sheets, income statements and tax returns of the proposed assignee for the most recent three (3) fiscal years.

(b) A complete business biography and history of the proposed assignee and its officers, partners and managers, if any.

(c) A statement of the specific uses for which the Premises will be utilized by the proposed assignee or sublessee.

(d) Preliminary plans prepared by an architect or civil engineer for all alterations to the Premises that are contemplated to be made by the proposed assignee or sublessee.

(e) A list prepared by the proposed assignee or sublessee of all buildings in which the proposed assignee has been a lessee during the past five (5) years, which list shall include the address of each such building and the last known name, address and telephone number of the lessor of each such building.

(f) A list prepared by the proposed assignee of all lawsuits in which the proposed assignee has been a named party, either as plaintiff or defendant, during the past three (3) years, which list shall include the name and location of the court, the case name and case number and a brief description of the nature of the action.

(g) Written approval of the proposed assignment or sublease and a reaffirmation of liability, in a form satisfactory to Lessor’s counsel, from

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

all previous assignors of this Lease, not previously expressly released by Lessor, if any.

(h) Lessor may refuse to consent to any assignment requiring Lessor’s consent for any reason whatsoever. Lessor may refuse to consent to any sublet which requires Lessor’s consent hereunder on any commercially reasonable grounds, including without limitations the potential inability of the proposed sublessee to fulfill the Lease terms and the financial irresponsibility or instability of the proposed sublessee, the lack of suitability of the Premises for the intended use by the proposed sublessee, the potential for unlawful or undesirable use of the Premises by the sublessee, or the character or business reputation of the proposed sublessee. In any dispute which arises under this paragraph, Lessee shall pay to Lessor all of Lessor’s costs and expenses reasonably incurred by Lessor in making the investigation and factual findings provided for in this paragraph.

12. DEFAULT; BREACH; REMEDIES.

12.1 Default; Breach. A “Default” is defined as a failure by the Lessee to comply with or perform any of the terms, covenants, conditions under this Lease. A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Lessee to cure such Default within any applicable grace period:

(a) The abandonment of the Premises; or the vacating of the Premises without apparent intent to return and without providing a reasonable level of security, or which results in the coverage of the property insurance described in Paragraph 8.3 being jeopardized as a result thereof, or without providing reasonable security to minimize potential vandalism;.

(b) The failure of Lessee to make any payment of Rent when due which is not cured within five (5) days after written notice thereof; provided, Lessee shall only be entitle to such notice twice in any successive twelve month period commencing with the Lease Commencement Date.;

(c) [intentionally omitted]

(d) The failure by Lessee to provide (i) the rescission of an unauthorized assignment or subletting, (ii) an Estoppel Certificate within the time period provided for in Paragraph 16(a),or (iii) a requested subordination subject to and to the extent required of Lessee under Paragraph 29,

(e) A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease, other than those described in subparagraph 12.1(a), (b), (c) or (d) above, where such Default continues for a period of thirty (30) days after written notice (unless a shorter cure period is provided for elsewhere in this Lease); provided, however, that if the nature of Lessee’s Default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(f) The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this subparagraph (e) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

(g) The discovery that any financial statement of Lessee given to Lessor was intentionally,

materially false with material adverse impact on the financial condition of Lessee.

12.2 Remedies. If Lessee fails to perform any of its affirmative duties or obligations, within any applicable notice or grace period (or in case of an emergency, without notice), Lessor may, at its option, perform such duty or obligation on Lessee’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The costs and expenses of any such performance by Lessor shall be due and payable by Lessee upon receipt of invoice therefor. If any check given to Lessor by Lessee shall not be honored by the bank upon which it is drawn, Lessor, at its option, may require all future payments to be made by Lessee to be by cashier’s check. In the event of a Breach, Lessor may, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach:

(a) Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and leasing commissions. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount [***] at the time of award plus [***]. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 12.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Lessee under the unlawful detainer statute shall also constitute the notice required by Paragraph 12.1. In such case, the applicable grace period required by Paragraph 12.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

(b) Continue the Lease and Lessee’s right to possession and recover the Rent as it becomes due, in which event Lessee may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor’s interests, shall not constitute a termination of the Lessee’s right to possession. No expiration or termination of the Term of this Lease pursuant to this Section 12.2, by operation of law or otherwise, and no re-entry, repossession or removal pursuant to this Section 12.2 or otherwise, and no reletting of the Premises pursuant to this Section 12.2 or otherwise, shall

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

relieve Lessee of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, re-entry, repossession, removal or reletting.

(c) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee’s occupancy of the Premises. Mention in this Lease of any particular remedy shall not preclude Lessor from any other remedy at law or in equity, including the right of injunction. Lessee waives any rights of redemption granted by any applicable laws if Lessee is evicted or dispossessed, for any cause, or if Lessor obtains possession of the Premises by reason of the violation by Lessee of any of the terms of this Lease.

(d).

12.3 Late Charges; Interest

(a) Lessee hereby acknowledges that late payment by Lessee of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by any Lender. Accordingly, if any Rent shall not be received by Lessor within five (5) days after such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall pay to Lessor a [***] of each such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Rent, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Lessor’s option, become due and payable quarterly in advance. Notwithstanding anything to the contrary herein, Lessee shall be obligated to pay the foregoing charge the for the first event in any successive twelve month period commencing with the Lease Commencement Date that would otherwise give rise to such obligation.

(b) Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor, when due as to scheduled payments (such as Fixed Rent) or within

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

thirty (30) days following the date on which it was due for non-scheduled payment, shall bear interest from the date when due, as to scheduled payments, or the thirty-first (31st) day after it was due as to non-scheduled payments at the Lease Default Rate.

12.4 Interest. Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor, within thirty (30) days following the date on which it was due for non-scheduled payment, shall bear interest from the date when due, as to scheduled payments, or the thirty-first (31st) day after it was due as to non-scheduled payments at the Lease Default Rate.

12.5 Breach by Lessor. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this paragraph, a reasonable time shall in no event be less than thirty (30) days after receipt by Lessor, and any Lender whose name and address shall have been furnished Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than thirty (30) days are reasonably required for its performance, then Lessor shall not be in breach if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion by the earlier to occur of sixty (60) days from such notice or such date as is appropriate for such matter. In such event, Lessee shall be entitle to any remedies available to it at law or in equity.

13. CONDEMNATION.

13.1 Lessor, promptly after obtaining knowledge of the institution of any proceeding for condemnation, shall notify Lessee thereof, and subject to the provisions of this Paragraph 14, Lessee shall have the right to participate in such proceedings.

13.2 If the entire Premises shall be taken or appropriated under the power of eminent domain or conveyed in lieu thereof (any such event, a “Taking”) this Lease and all right, title and interest of Lessee hereunder shall cease and come to an end on the date of vesting of title pursuant to such Taking with respect to the Premises, and the Fixed Rent and Additional Rent payable with respect to the Premises shall be apportioned as of the date of such vesting.

13.3 If there is a Taking of less than the entire Premises and a result of such Taking (A) Restoration of the Premises remaining after such Taking will not enable the use by Lessee of the remaining rentable portion of the Premises to be materially consistent with the use being made of the Premises on the date immediately preceding such Taking, (B) there remains no reasonable means of legal and physical, pedestrian and vehicular (as opposed to simply legal) access to the Premises; (C) the remaining available parking is not sufficient to comply with Applicable Requirements, Lessee or Lessor may terminate this Lease by delivering a notice of such termination to the other not later than thirty (30) days after the date of such vesting, specifying as the date for termination a date not later than the later of (1) the date of such vesting or (2) thirty (30) days after such notice. On the date of termination (x) the term of this Lease and all right, title and interest of Lessee hereunder shall cease, and (y) the Fixed Rent and Additional Rent payable with respect to the Premises shall be apportioned as of the effective date of such termination.

13.4 If there is a Taking of less than the entire Premises and the entire Lease is not terminated as provided in Paragraph 13.3 above, this Lease shall terminate as to the rentable area of the Premises so taken upon vesting of title pursuant to such Taking. Upon such Taking, the Fixed Rent to be paid under this Lease for the remainder of the Term shall be equitably reduced and Lessor shall effect the Restoration of the Premises caused by such Condemnation to the extent of any proceeds actually received by Lessor to the condition of the same immediately prior to such Taking.

13.5 Notwithstanding anything to the contrary contained in this Paragraph 13, if there is a Taking of any part of the Premises during the Term which shall be temporary in nature, this Lease shall be and remain unaffected by such Taking and Fixed Rent shall be equitably reduced.

13.6 Condemnation awards and/or payments shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Lessee may apply for a separate award for (i) Lessee’s relocation expenses, (ii) loss of business goodwill, (iii) the then unamortized value of any Permitted Alterations and Restricted Alterations approved by Lessor; (ii) the value of the Excluded Equipment, and (iv) Lessee’s relocation costs without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph; provided the foregoing does not diminish the award otherwise available to Lessor. In the event that Lessor does not provide Building 2 Funding and Lessee proceeds to build out Building 2 as a data center, then in the event of a Taking, Lessee shall be entitled to an equitable share of any condemnation proceeds allocable to the unamortized Lessee Owned Alterations. In the event there is no condemnation award specifically for the unamortized Lessee Owned Alterations, and Lessor and Lessee cannot mutually agree on the allocation of such award, the parties shall apply to a court of competent jurisdiction to equitably allocate such award.

13.7 Lessor shall ensure that its lenders are not entitle to obtain any condemnation proceeds unless and until this Lease is terminated; provided, however, such lender may hold such funds in trust and act as a disbursing agent therefor provided the disbursement of such funds is not subject to deduction, offset, abatement or any other form of withholding that might otherwise be provided in such lenders loan documents with Lessor.

14. BROKERS.

14.1 Representations and Indemnities of Broker Relationships. Lessee and Lessor each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Broker) in connection with this Lease, and that no one other than said named Broker is entitled to any commission or finder’s fee in connection herewith. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.

14.2 Brokers’ Commissions. The Broker has been compensated in connection with the Agreement pursuant to a separate written agreement between Lessor and Broker and Lessor represents and warrants to Lessee that Broker is not entitled to any compensation in connection with this Lease.

15. ESTOPPEL CERTIFICATES.

(a) Each Party (as “Responding Party”) shall within ten (10) days after written notice from the other Party (the “Requesting Party”) execute, acknowledge and deliver to the Requesting Party a statement in writing in form of a commercially reasonable “Estoppel Certificate” form, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party, or Lessor’s lender, if any.

(b) If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such ten day period, such party shall provide a second notice and the Responding Party shall five (5) days after such second notice in which to respond after which , in addition to any other remedies available under this Lease to the Requesting Party,. the Requesting Party may execute an Estoppel Certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii) there are no uncured defaults in the Requesting Party’s performance, and (iii) if Lessor is the Requesting Party, not more than one month’s rent has been paid in advance. Prospective purchasers and encumbrancers may rely upon the Requesting Party’s Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate.

16. DEFINITION OF LESSOR. If Lessor shall at any time transfer its interest in the Premises or this Lease and provided that the transferee assumes the obligations of Lessor under the Lease occurring after such transfer, Lessor shall be released of any obligations occurring after such transfer, and Lessee shall look solely to Lessor’s successors for performance of such obligations. Upon such transfer or assignment and delivery of the Security Deposit to the transferee, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by such transferee.

17. SEVERABILITY. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

18. DAYS. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

19. LIMITATION ON LIABILITY. In consideration of the benefits accruing hereunder, Lessee on behalf of itself and all successors and assigns of Lessee, covenants and agrees that, notwithstanding anything to the contrary and notwithstanding any applicable law to the contrary:

(a) the liability of Lessor under this Lease (including any liability for any actual or alleged failure, breach or default by Lessor under this Lease and/or negligence of Lessor hereunder) and any recourse against Lessor shall be limited solely to Lessor’s interest in the Premises (and not any other assets of Lessor); and

(b) the obligations of Lessor under this Lease do not constitute personal obligations of the members, partners or subpartners of Lessor, or any of the managers, directors, officers or shareholders of Lessor or Lessor’s members, partners or subpartners, and Lessee shall not seek recourse against any such person or against any of their personal assets for satisfaction of any liability with respect to this Lease.

20. TIME OF ESSENCE. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

21. NO PRIOR OR OTHER AGREEMENTS. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective.

22. NOTICES.

22.1 Notice Requirements. All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by a recognized overnight courier which issues receipts of delivery, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 23. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice, except that upon Lessee’s taking possession of the Premises, the Premises shall constitute Lessee’s address for notice. A copy of all notices to Lessor shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate in writing.

22.2 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given forty-eight (48) hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the Postal Service or courier. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

23. WAIVERS. No waiver by Lessor of a Default or Breach of any term, covenant or condition hereof by Lessee, and no waiver by Lessee of any breach or default by Lessor shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Lessee of the same or of any other term , covenant or condition hereof or of any subsequent default or breach by Lessor of the same or of any other term any covenant or condition hereof. Lessor’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. Lessee’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessee’s consent to, or approval of, any subsequent or similar act by Lessor, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. The acceptance of Rent by Lessor shall not be a waiver of any Default or Breach by Lessee. Any payment by Lessee may be accepted by Lessor on account of monies or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

24. RECORDING. Lessor and Lessee acknowledges that a memo of the Original Lease is of record and agrees to execute a modification of such memo to reflect the applicable terms of this Lease.

25. NO RIGHT TO HOLDOVER. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee holds over, then the Fixed Rent shall be increased to [***] of the Fixed Rent applicable during the month immediately preceding the expiration or termination, and shall indemnify and hold harmless Lessor against any loss arising out of such holding over. In addition, Lessee shall remain responsible for paying Operating Expenses, Real Property Taxes, insurance and all other costs and expenses and Rent which are the responsibility of Lessee under this Lease. Nothing contained herein shall be construed as consent by Lessor to any holding over by Lessee.

26. CUMULATIVE REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

27. COVENANTS AND CONDITIONS; CONSTRUCTION OF AGREEMENT. All provisions of this Lease to be observed or performed by Lessee are both covenants and

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

conditions. In construing this Lease, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it.

28. BINDING EFFECT; CHOICE OF LAW. This Lease shall be binding upon the parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

29. SUBORDINATION; ATTORNMENT; NON-DISTURBANCE.

29.1 Subordination. This Lease and any Renewal Option granted hereby shall not be subject or subordinate to Lessor Mortgage, now or hereafter placed upon the Premises, to any and all advances made on the security thereof, or to any renewals, modifications, or extensions thereof unless and until Lessor delivers to Lessee an commercially reasonable form of a so called “subordination, non-disturbance and attornment” agreement executed by any Mortgagee providing, among other provisions, that (i) This Lease and any Renewal Option is subordinate only to the lien of any such Security Device and not to the terms thereof; (ii) in the event of a foreclosure or termination of any Lessor Mortgage, Mortgagee will not disturb Lessee’s possession of the Premises, or this Lease or Lessee’s rights hereunder, including any Renewal Option, so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises. Any Lender may elect to have this Lease and/or any Renewal Option granted hereby superior to the lien of its Lessor Mortgage by giving written notice thereof to Lessee, whereupon this Lease and such Renewal Options shall be deemed prior to such Lessor Mortgage , notwithstanding the relative dates of the documentation or recordation thereof.

29.2 Attornment. Subject to the non-disturbance provisions of Paragraph 29.1, Lessee agrees to attorn to a Mortgagee or any other party who acquires ownership of the Premises by reason of a foreclosure of a Mortgage, and that in the event of such foreclosure, such new owner shall not: (i) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (ii) be subject to any offsets or defenses which Lessee might have against any prior lessor, or (iii) be bound by prepayment of more than one (1) month’s rent.

30. ATTORNEYS’ FEES. If any Party or Broker brings an action or proceeding involving the Premises to enforce the terms hereof or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party or Broker who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Lessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach.

31. LESSOR’S ACCESS; SHOWING PREMISES; REPAIRS. Subject to the terms of this Lease, neither Lessor nor anyone acting by or through Lessor shall interfere or impede the right of Lessee and its sublessees, customers, and their respective vendors, contractors, agents and employees’ to have access to the Premises on a 24 hour per day, 7 days per week 365 day per year basis. Upon reasonable notice to Lessee, but in no event less than 24 hours’ prior notice, and during Lessee’s business hours, Lessor and their respective employees, contractors, agents and representatives may enter onto the Premises to (i) show the Premises to purchasers and potential purchasers, and to mortgagees and potential mortgagees, or (ii) for the purpose of inspecting the Premises or performing any work which Lessor is required or permitted to perform under this Lease; provided, that, for purposes of subpart (ii) of this sentence, Lessor shall not be required to give notice prior to entry onto the Premises during the continuance of an Event of Default (hereinafter defined) or in the event of an emergency situation. Upon reasonable notice to Lessee, during the last two hundred seventy (270) days of the then-current Term, unless Lessee shall have exercised the next Renewal Option, Lessor also may enter onto the Premises to show the Premises to persons wishing to rent the same, and during such period to place notices offering the Premises “For Rent” or “For Sale” on the front of the Building. However, Lessor shall not place any such notices on or in any door or show window of the Building. No such entry shall constitute an eviction of Lessee but any such entry shall be effected by Lessor in such reasonable manner as to minimize any disruption of Lessee’s business operation and so as not to breach Lessee’s security policies (which shall no event result in an absolute prohibition on Lessor’s entry but which may result in reasonable constraints on Lessor’s right of entry to facilities consistent with commercially reasonable constraints on third party access to secure data/telecommunications center facilities). Notwithstanding the foregoing, Lessee may designate one or more areas as a secure area based on the sensitive nature of the activities conducted in such portion of the Premises, and Lessor shall have no right of access thereto without being accompanied by Lessee’s designated representative except in the case of emergencies. Any persons desiring to enter the Premises by, through or on behalf of Lessor may be required to execute a commercially reasonable nondisclosure agreement.

32. AUCTIONS. Lessee shall not conduct, nor permit to be conducted, any auction upon the Premises without Lessor’s prior written consent. Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

33. SIGNS. At Lessee;s sole cost, Lessee may install, replace, relocate and maintain and repair in and on the Building, such signs, awnings, lighting effects and fixtures as may be used from time to time by Lessee (collectively, “Signs”). At Lessee’s sole cost and without liability to Lessor, Lessor agrees to cooperate with Lessee (including signing applications upon Lessee’s written request) in obtaining any necessary permits, variances and consents for Lessee’s Signs. All Signs of Lessee shall comply with Applicable Requirements. Lessee will remove all signage upon the termination or expiration of this Lease.

34. TERMINATION; MERGER. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Lessor may elect to continue any one or all existing subtenancies. Lessor’s failure within ten (10) days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute lessor’s election to have such event constitute the termination of such interest.

35. CONSENTS. Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed. Lessor’s actual reasonable costs and expenses (including but not limited to architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Lessee for any Lessor consent, including but not limited to consents to an assignment, a subletting or the presence or use of a Hazardous Substance, shall be paid by Lessee upon receipt of an invoice and supporting documentation therefor. Lessor’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Lessor at the time of such consent. The failure to specify herein any particular condition to Lessor’s consent shall not preclude the imposition by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within ten (10) business days following such request.

36. INTENTIONALLY OMITTED.

37. QUIET POSSESSION. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions and provisions on Lessee’s part to be observed and performed under this Lease, Lessee shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

38. WAIVER OF LESSOR’S LIEN. Lessor hereby subordinates any right it may have during the Term of this Lease to distrain Excluded Property, inventory and other personal property of Lessee and any Lessor’s lien or similar lien it may have upon such Excluded Property, inventory and any other personal property of Lessee regardless of whether such lien is created by statute or otherwise to the interests of any lender to whom Lessee has granted or in the future grants a security interest in any such item. In addition, subject to the provisions of this Paragraph 38, Lessor hereby waives any claim it may have on any property located in the Premises that is leased by Lessee or owned or leased by any sublessee or customer of Lessee. At the request of Lessee, Lessor shall execute such waivers and/or such subordination agreements evidencing, subject to the provisions of this Paragraph 38, such waiver and/or such subordination for the benefit of such sublessees, customers and/or holders of security interests in or lessors of any Excluded Property, inventory or any other personal property of Lessee and/or of its sublessees and/or customers. Lessor agrees to acknowledge (in a written form reasonably satisfactory to Lessor) to such persons and entities at such times and for such purposes as Lessee may reasonably request that Excluded Property owned by Lessee are Lessee’s property and not part of the Building (regardless of whether or to what extent trade fixtures and/or other personal property are affixed to the Building) or otherwise subject to the terms of this Lease. Subject to compliance with Lessee’s reasonable requirements regarding maintaing and providing evidence of insurance and an agreement to reimburse Lessor for any damage cased during any enty on the Premises Lessor shall permit all such sublessees, customers, equipment lessors and holders of such security interests to have access to and be able to remove from the Premises such property in which they have an interest, so long as such parties reasonably compensate Lessor for the period of time they occupy the Premises and the duration of occupancy does not extend beyond sixty (60) days following Lessee’s right to occupy the Premises; provided, however, that in the event any such sublessees, customers, equipment lessors and holders of such security interests fail to remove their property within sixty (60) days following the expiration or earlier termination of this Lease, all such persons and entities shall be deemed to have abandoned such property. Lessor and Lessee acknowledge that the Collateral Access Agreement by and among Digital CentrePort, L.P., SAVVIS Communications Corporation, and Wells Fargo Foothill, Inc., dated as of June 30, 2006 (“Collateral Access Agreement”) shall govern as among the parties thereto in the event of any inconsistency between this Section 38 and the Collateral Access Agreement.

39. SECURITY MEASURES. Lessee hereby acknowledges that the rental payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

40. RESERVATIONS. Neither Lessor nor Lessee may grant or reserve easements or join in the grant of any easements (including, without limitation, access and/or reciprocal easements affecting the Premises and neighboring projects), rights and dedications without the prior written consent of the requesting party which consent shall not be unreasonably, withheld, delayed or conditioned.

41. PERFORMANCE UNDER PROTEST. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay.

42. AUTHORITY. If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each Party shall, within thirty (30) days after request, deliver to the other party satisfactory evidence of such authority.

43. INTENTIONALLY OMITTED.

44. OFFER. Preparation of this Lease by either Party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

45. AMENDMENTS. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee’s obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

46. MULTIPLE PARTIES. If more than one person or entity is named herein as either Lessor or Lessee, such multiple Parties shall have joint and several responsibility to comply with the terms of this Lease.

47. YAHOO SUBLEASE. If, for any reason, the Yahoo Sublease does not automatically terminate concurrently with a termination of this Lease, Lessee shall indemnify, protect, defend and hold harmless the Lessor and its agents, employees, officers, directors, members, partners, property managers and Lessor’s Lender and all of their respective successor and assigns, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the failure of the Yahoo Sublease to terminate as of the date that this Lease terminates. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee’s expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified. The provisions of this Paragraph 49 shall survive the expiration or earlier termination of this Lease

48. UNAVOIDABLE DELAYS. Except for the payment of Rent, if the performance of either party of any act required herein, including, without limitation, the design, planning, permitting, construction and completion of the Tenant Improvements, is prevented or delayed by reason of strikes, lockouts, labor disputes, governmental delays, acts of God, fire, floods, epidemics, freight embargoes, unavailability of materials and supplies, development moratoriums imposed by any governmental authority, or other causes beyond the reasonable control of such party, such party shall be excused from performing that obligation for the period equal to the period of prevention or delay.

49. [RESERVED]

50. FINANCIAL INFORMATION. So long as Lessee is a wholly owned subsidiary of SAVVIS, Inc. a Delaware corporation (“Parent”), Lessee shall submit to Lessor, either in print or in electronic form, promptly upon request, annual financial statements for Parent, incorporating the operations of Lessee audited by an independent certified public accountant, prepared in accordance with generally accepted accounting principles consistently applied; provided however, in the event that Lessee and/or Parent are publicly listed companies with Lessee being a wholly owned subsidiary of Parent if Parent is a publicly held company and Lessee is not a publicly held company and either Lessee if it is a publicly held company or Parent if it is a publicly held company and wholly owns Lessee, and in either case is required to file quarterly and annual statements with the SEC, then Lessee shall submit to Lessor (or direct them to where such statements may be obtained), when filed with the SEC, copies of Lessee’s and Parent’s, as the case may be, forms 10Q and 10K in lieu of other financial statements; provided further, however, if Lessee is itself not a publicly listed company but Parent is a publicly listed company and Lessee’s and Parent’s financial statements are prepared on a consolidated basis, then delivery of Parent’s financial statements shall be deemed to satisfy the foregoing obligation of Lessee to deliver its financial statements. Notwithstanding the foregoing, neither Lessee nor Parent shall be required to submit any such forms or financial statements otherwise required to be delivered pursuant to this Paragraph 50 if, on or before the applicable delivery date, such financial statements are available on EDGAR. Notwithstanding the foregoing, if Lessee is not itself a publicly held company or is a wholly owned subsidiary of Parent but Parent is not a publicly listed company, then Lessee shall furnish Lessor with true and complete copies of (i) Lessee’s most recent audited annual financial statements within 90 days of the end of each of Lessee’s fiscal years, (ii) Lessee’s most recent unaudited quarterly financial statements within 45 days of the end of each of Lessee’s first three fiscal quarters of each of Lessee’s fiscal years, all of which shall be treated by Lessor as confidential information belonging to Lessee, and (iii) any other financial information or summaries that Lessee typically provides to its lenders or shareholders and Lessor hereby agrees to maintain such non-public financial information as proprietary and confidential and agrees not to disclose any such information, other than as may be required by Applicable Requirements, to any third party, other than Lessor’s lenders, any prospective purchaser of the Premises or investor in Lessor or the Premises, or to Lessor’s attorneys, accountants, and similar business advisor(s); provided, however, any such disclosure of financial information to any of the foregoing parties may only be made subject to disclosure restrictions that are at least as restrictive as the provisions set forth in this Paragraph 50.

51. INTERPRETATION. Neither party hereto nor their respective attorneys shall be deemed the drafter of this Lease for purposes of interpreting or construing any of the provisions of this Lease in any judicial proceeding which may hereafter arise between the parties or their respective assigns or successors-in-interest. No prior drafts of this Lease shall be used in interpreting or construing this Lease. This Lease shall be interpreted in accordance with the fair meaning thereof, and not strictly for or against any party hereto. Lessee acknowledges that it has read this Lease in its entirety and has had the opportunity to freely negotiate any or all of the terms hereof before executing the same. This Lease shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to Leases and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the reasonable discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Lease in its entirety; (j) references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Lease; and (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Lease.

52. ACQUISITION OF ADJACENT PARCEL. Provided this Lease is then in full force and effect and no event of Default by Lessee is in existence either on the date of delivery of Lessee’s Land Notice (as hereinafter defined) or, unless waived in writing by Lessor for the purpose of the Right of First Offer for Build to Suit (as hereinafter defined), thereafter, and provided further that, as demonstrated by current financial statements furnished by Lessee to Lessor, there has been no material adverse change in the financial condition of Lessee since the Commencement Date, if Lessor enters into a purchase and sale agreement to acquire or acquires the adjacent 8.12 acres of land as shown on Exhibit C attached hereto, as vacant developable land (as distinct from land containing facilities or buildings constructed thereon) (“Adjacent Developable Land”), Lessor will offer Lessee the opportunity to negotiate a build to suit lease with Lessor for construction of a building solely for use by Lessee on such tract (“Right of First Offer for Build to Suit”). The rights granted to Lessee in this Paragraph 55 are personal to Lessee and may not be assigned or transferred by Lessee to a third party. The Right of First Offer for Build to Suit is exercisable at the following times and upon the following conditions:

(a). If, at any time during the Term, Lessor enters into a purchase and sale agreement to acquire or acquires the Adjacent Developable Land as vacant developable land, Lessor shall provide written notice thereof to Lessee (“Lessor’s Land Notice”) and shall include in Lessor’s Land Notice an offer to Lessee to lease the Adjacent Developable Land pursuant to a build to suit lease generally upon the terms and conditions stated in Lessor’s Land Notice and such other terms and conditions as may be agreed upon in the New Lease (as hereinafter defined). Lessee shall have a period of seven (7) days after the date of delivery of Lessor’s Land Notice to notify Lessor (“Lessee’s Land Notice”) whether Lessee elects to exercise the right granted hereby to lease the Adjacent Developable Land pursuant to a build to suit. If Lessee elects not to give or fails to give Lessee’s Land Notice to Lessor within the required seven (7) day period, Lessee shall be deemed to have forever waived its right to lease the Adjacent Developable Land pursuant to this Paragraph.

(b). If Lessee fails or elects not to exercise the right to lease the Adjacent Developable Land, Lessor shall have the right to lease or sell all or any portion of said Adjacent Developable Land to any prospective lessee or buyer on such terms and provisions as may be acceptable to Lessor, and Lessee shall have no further Right of First Offer for Build to Suit.

(c). If Lessor and Lessee have not entered into a built to suit lease agreement (“New Lease”) for the Adjacent Developable Land consistent with the terms set forth in Lessor’s Land Notice and with other terms and conditions acceptable to each of them in their respective sole discretion, within fifteen (15) days following Lessor’s receipt of the Lessee’s Land Notice, Lessee shall be deemed to have irrevocably and forever waived Lessee’s right to lease the Adjacent Developable Land pursuant to the provisions of this Paragraph 55 in which case (i) Lessee shall have no further rights under this Paragraph 55, and (ii) Lessor shall have the right to lease or sell the Adjacent Developable Land to any third party on any terms and conditions acceptable to Lessor or, if Lessor so elects, not acquire the Adjacent Developable Land.

(d). If, for any reason (even if Lessor has delivered a Lessor’s Land Notice and the Parties have negotiated the New Lease), Lessor does not acquire the Adjacent Developable Land, Lessor has no liability to Lessee and the provisions of this Paragraph 55 and the New Lease shall have no force or effect.

53. State or Local Law Provisions. The State/Local Law Provisions, if any, attached hereto as Exhibit “D” are modifications to the terms of this Lease and, if conflicting, such State/Local Law Provisions shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

54. Entire Agreement. This Lease, including the Background and Exhibits attached hereto, constitutes the entire agreement between Lessor and Lessee pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements, express or implied, made to either Party by the other Party in connection with the subject matter hereof except as specifically set forth herein.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

[The remainder of this page has intentionally been left blank. Signature pages follow.]

LESSOR:
DIGITAL CENTREPORT, L.P.,
a Texas limited partnership

By:	DRT CENTREPORT, LLC, a Delaware limited liability company, Its general partner

	By:	NATIONAL SAFE HARBOR EXCHANGES, a California corporation, Its sole member

		By:	/s/ Lori Church
		Its:	Vice President

LESSEE:

SAVVIS COMMUNICATIONS CORPORATION, a Missouri corporation

By:	/s/ Howard Shartel
Name:	Howard Shartel
Its:	VP- Procurement and Property

EXHIBIT A-1

Being a 11.47 acre tract of land situated in the James J. Goodman Survey, Abstract No. 583, Tarrant County, Texas and being all of Lot 1, Block 314A, Area 3, Section 4, Centreport, an addition to the City of Fort Worth, Texas as recorded in Cabinet A, Slide 11171, Plat Records Tarrant County, Texas, and being more particularly described as follows:

BEGINNING at a 1/2” iron rod found for comer at the intersection of the east right-of way line of Cambridge Road (a 60 foot right-of way) and the southerly right-of-way line of Kingsport Road (a 60 foot right-of way), for the POINT OF BEGINNING;

THENCE South 89 deg. 48 min. 20 sec. East, following along said south right-of-way line a distance of 50.08 feet to a 1/2” iron rod found for corner, said point being, the beginning of a tangent curve to the right having a radius of 482.58 feet, a delta angle of 49 deg. 05 min. 33 sec., and a long chord which bears South 65 deg. 15 min. 33 sec. East, 400.95 feet;

THENCE southeasterly, along said curve to the right, and said south right-of line, an arc distance of 413.49 feet to a 1/2” iron rod found for corner;

THENCE South 40 deg. 42 min. 47 sec. East, continuing along said south right-of-way line, a distance of 383.51 feet to a 1/2” iron rod found for corner;

THENCE South 49 deg. 17 min. 14 sec. West, leaving said south right-of-way line, a distance of 766.84 feet to a l/2” iron rod found for corner, said point being in the north right-of-way line of F.A.A. Boulevard (a 92 foot right-of-way);

THENCE North 40 deg. 42 min. 47 sec. West, following along said north right-of-way line, a distance of 370.13 feet to a 1/2” iron rod found for corner, said point being, the beginning of a tangent curve to the left having a radius of 2246.22 feet, a delta angle of 4 deg. 55 min. 59 sec., and a long chord which bears North 43 deg. 10 min. 46 sec. West, 193.33 feet;

THENCE northwesterly along said curve to the left and said north right-of way line, an arc distance of 193.39 feet to a 1/2” iron rod found for corner, said point being the beginning of a tangent curve to the right having a radius of 20.00 feet, a delta angle of 88 deg. 44 min. 08 sec., and a long chord which bears North 01 deg. 16 min. 41 sec. West, 27.97 feet;

THENCE northwesterly, leaving said north right-of way line, following along said curve to the right, an arc distance of 30.97 feet to a 1/2” iron rod found for corner, said point being in the easterly right-of-way line of said Cambridge Road;

THENCE North 43 deg. 05 min. 23 sec. East, following along the easterly right-of-way line of said Cambridge Road, a distance of 187.76 feet to a 1/2” iron rod found for corner, said point being the beginning of a tangent curve to the left having a radius of 530.06 feet, a delta angle of 42 deg. 03 min. 41 sec., and a long chord which bears North 22 deg. 03 min. 33 sec. East, 380.44 feet;

A-1-1

THENCE northeasterly along said curve to the left and the easterly right-of-way line of said Cambridge Road, an arc distance of 389.12 feet to a 1/2” iron rod found for corner, said point being the beginning of a tangent curve to the right, having a radius of 20.00 feet, a delta angle of 89 deg. 09 min. 58 sec., and a long chord which bears North 45 deg. 36 min. 41 sec. East, 28.08 feet;

THENCE northeasterly along said curve to the right, leaving said east right-of-way line, an arc distance of 31.12 feet to a 1/2” iron rod found for corner, to the POINT OF BEGINNING and CONTAINING 499,307 square feet, 11.47 acres of land, more or less.

A-1-2

EXHIBIT A-2

EXHIBIT A-2

LOCATION MAP
CAMBRIDGE ROAD
KINGSPORT ROAD
DIPLOMACY ROAD
TITLE SURVEY

A-2-1

EXHIBIT B

WORK LETTER

THIS WORK LETTER dated                 ,             (this “Work Letter”) is made and entered into by and between                     , a                     (“Lessor”), and                     , a                      corporation (“Tenant”), and is attached to and made a part of the Lease dated                 ,             (the “Lease”), by and between Lessor and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

General Requirements.

Lessee’s Authorized Representative. Lessee designates                          and                         (either such individual acting alone, “Lessee’s Representative”) as the only persons authorized to act for Lessee pursuant to this Work Letter. Lessor shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Lessee in connection with this Work Letter unless such Communication is in writing from Lessee’s Representative. Lessee may change either Lessee’s Representative at any time upon not less than 5 business days advance written notice to Lessor. Neither Lessee nor Lessee’s Representative shall be authorized to direct Lessor’s contractors in the performance of Lessor’s Work (as hereinafter defined).

Lessor’s Authorized Representative. Lessor designates                          and                     (either such individual acting alone, “Lessor’s Representative”) as the only persons authorized to act for Lessor pursuant to this Work Letter. Lessee shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Lessor in connection with this Work Letter unless such Communication is in writing from Lessor’s Representative. Lessor may change either Lessor’s Representative at any time upon not less than 5 business days advance written notice to Lessee. Lessor’s Representative shall be the sole persons authorized to direct Lessor’s contractors in the performance of Lessor’s Work.

Architects, Consultants and Contractors. Lessor and Lessee hereby acknowledge and agree that: the architect (the “TI Architect”) and general contractor and any subcontractors for the Tenant Improvements shall be selected by Lessee, subject to Lessor’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

Tenant Improvements.

Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to Building 2 of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Paragraph2(c) below. Lessor shall not have any obligation whatsoever with respect to the finishing of the Building 2 for Lessee’s use and occupancy.

Lessee’s Space Plans. Lessee shall deliver to Lessor and the TI Architect schematic drawings and outline specifications (the “TI Design Drawings”) detailing Lessee’s requirements for the Tenant Improvements. Lessor shall deliver to Lessee the written objections, questions or comments of Lessor and the TI Architect with regard to the TI Design Drawings. Lessee shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Lessor. Such process shall continue until Lessor has approved the TI Design Drawings.

Working Drawings. Lessee shall cause the TI Architect to prepare and deliver to Lessor for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Lessee shall be solely responsible for ensuring that the TI Construction Drawings reflect Lessee’s requirements for the Tenant Improvements. Lessor shall deliver its written comments on the TI Construction Drawings to Lessee; provided, however, that Lessor may not disapprove any matter that is consistent with the TI Design Drawings without submitting a Change Request. Lessee and the TI Architect shall consider all such comments in good faith and shall notify Lessor how Lessee proposes to respond to such comments, but Lessor’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements. Any disputes in connection with such comments shall be resolved in accordance with Paragraph 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Lessor shall approve the TI Construction Drawings submitted by Lessee, unless Lessee submits a Change Request. Once approved by Lessor, subject to the provisions of Paragraph 4 below, Lessee shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Paragraph 3 (b) below).

Approval and Completion. Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 15 business days after notice of such dispute is delivered by one party to the other, Lessor may make the final decision regarding the design of the Tenant Improvements. Any changes to the TI Construction Drawings shall be processed as provided in Paragraph4 hereof.

Performance of Lessee’s Work.

Definition of Lessee’s Work. As used herein, “Lessee’s Work” shall mean the work of constructing the Tenant Improvements. Lessee acknowledges and agrees that the Tenant Improvements and the Budget (as hereinafter defined) are subject to Lessor’s written approval which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary contained herein or in the Lease, if Lessor does not provide any of the funding for the Tenant Improvements, Lessor shall be entitled to receive a copy of the Budget but Lessor shall not have the right to approve the Budget.

Commencement and Permitting. Lessee shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Lessee. Lessee shall assist Lessor in obtaining the TI Permit. If any governmental authority having jurisdiction over the construction of Lessee’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (ii) increase the cost of constructing Lessee’s Work, or (iii) will materially delay the construction of Lessee’s Work, Lessor and Lessee shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

Completion of Lessor’s Work. Lessee shall substantially complete or cause to be substantially completed Lessor’s Work in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of Building 2 (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of Lessee’s Work, Lessee shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Lessee and Lessor, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable legal requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Lessee for modifications to Lessee’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Lessee’s Work.

Selection of Materials. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Lessor and Lessee, the option will be selected at Lessee’s sole and absolute subjective discretion. As to all building materials and equipment that Lessee is obligated to supply under this Work Letter, Lessee shall select the manufacturer thereof in its sole and absolute subjective discretion.

Lessee and Lessor shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Premises.

Changes. Any changes requested by Lessee to the Tenant Improvements after the delivery and approval by Lessor of the TI Design Drawings shall be requested and instituted in accordance with the provisions of this Paragraph 4 and shall be subject to the written approval of Lessor and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.

Lessee’s Request For Changes. If Lessee shall request changes to the Tenant Improvements (“Changes”), Lessee shall request such Changes by notifying Lessor in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Lessee’s Representative. Lessor shall not unreasonably withhold, delay or condition its consent to such change provided, however, Lessor may reject such change if the net effect of such change would increase the Budget for the Tenant Improvements.

Costs.

Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Lessor shall obtain a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements (the “Budget”). The Budget shall be based upon the TI Construction Drawings approved by

Lessee and shall include a payment to Lessor of administrative rent (“Administrative Rent”) equal to [***] of the TI Costs (as hereinafter defined) for monitoring and inspecting the construction of the Tenant Improvements and Changes.

Costs Includable in TI Costs. All of the costs in connection with the Tenant Improvements including, without limitation, design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Lessor’s Administrative Rent, Lessor’s out-of-pocket expenses, costs resulting from Lessee Delays and the cost of Changes are collectively referred to as the “TI Costs”.

Lessee Responsibility. Lessee acknowledges and agrees that Lessee shall repay to Lessor the full amount of the TI Costs as provided for in Paragraph 7.5 of the Lease as Building 2 Additional Annual Rent if and only to the extent Lessor provides the financing for such Tenant’s Improvements. Lessee further acknowledges and agrees that Lessor shall have no obligation to bear any portion of the cost of any of the Tenant Improvements unless the same shall be repaid to Lessor as provided for in Paragraph 7.5 of the Lease as Building 2 Additional Annual Rent.

Payment for TI Costs. If Lessor is providing financing for the Tenant Improvements, during the course of design and construction of the Tenant Improvements, Lessor shall pay TI Costs once a month against a draw request in Lessor’s standard form, containing such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Lessor customarily obtains, to the extent of Lessor’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement), Lessee shall deliver to Lessor: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for Building 2, and (v) copies of all operation and maintenance manuals and warranties affecting Building 2.

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Miscellaneous.

Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Lessor or Lessee unless in writing signed by Lessor and Lessee.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Work Letter to be effective on the date first above written.

LESSEE:

SAVVIS COMMUNICATIONS CORPORATION, a Missouri corporation

By:
Name:
Its:

LESSOR:

DIGITAL CENTREPORT, L.P., a Texas limited partnership

By:	DRT CENTREPORT, LLC, a Delaware limited liability company, Its general partner

	By:	NATIONAL SAFE HARBOR EXCHANGES, a California corporation, Its sole member

By:
Its:

EXHIBIT C

LEGAL DESCRIPTION

Being a 8.12 acre tract of land situated in the James J Goodman Survey, Abstract No. 583, Tarrant County, Texas and being a portion of that certain parcel conveyed to Centerport Ventures. Inc., Centreport Properties, Inc. by the Plat recorded in Cabinet A, Slide 11171, Plat Records, Tarrant County, Texas, and being more particularly described as follows:

BEGINNING at a point, at the northeast corner of Lot 1, Block 314A, Area 3, Section 4, Centreport Addition, as recorded in Cabinet A, Slide 11171, Plat Records, Tarrant County, Texas, and the southerly right-of-way line of Kingsport Road (a 60 foot R.O.W.) for the POINT OF BEGINNING;

THENCE South 40°42’47” East, along the said southerly right-of-way line, a distance of 438.97 feet to a point for the beginning of a non-tangent curve to the right having a radius of 20.00 feet and a central angle of 86°13’49”, and a long chord which bears South 02°23’46” West, 27.34 feet;

THENCE along said curve to the right an arc distance of 30.10 feet to a point, in the westerly right-of-way line of Diplomacy Road (60 foot R.O.W.), for the beginning of a curve to the right having a radius of 1405.00 feet and a central angle of 3°46’55” and a long chord which bears south 47°33’50” West, 92.72 feet;

THENCE along said curve to the right an arc distance of 92.74 feet to a point;

THENCE South 49°15’48” West, continuing along said westerly right-of-way a distance of 635.47 feet to a point, for the beginning of a curve to the right having a radius of 20.00 feet and a central angle of 90°00’57” and a long chord which bears North 85°43’15” West, 28.29 feet;

THENCE along said curve to the right an arc distance of 31.42 feet to a point, in the northerly right-of-way line of F.A.A. Boulevard (a 92 foot R.O.W.);

THENCE North 40°42’47” West, along said northerly right-of-way line a distance of 441.98 feet to a point, at the southeasterly corner of said Lot 1, Block 314A, Area 3, Section 4, Centreport Addition;

THENCE North 49°17’14” East, along the said easterly line, a distance of 766.84 feet to a point for the POINT OF BEGINNING and CONTAINING 353,847 square feet, 8.12 acres of land more or less.

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EXHIBIT D

State/Local Law Provisions

(1) Computation Methods. Lessor and Lessee are knowledgeable and experienced in commercial transactions and agree that the provisions of this Lease for determining charges, amounts and additional rent payable by Lessee are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, LESSEE VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF LESSEE UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS MAY BE HEREAFTER AMENDED OR SUCCEEDED.

(2) DTPA Waiver. LESSEE AGREES THAT LESSEE IS WAIVING LESSEE’S RIGHTS UNDER THE DECEPTIVE TRADE PRACTICESCONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ. TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. THIS WAIVER IS MADE AFTER CONSULTATION WITH AN ATTORNEY OF LESSEE’S OWN SELECTION AND LESSEE VOLUNTARILY CONSENTS TO THIS WAIVER. Lessee hereby represents and warrants to Lessor that (i) Lessee is not in a significantly disparate bargaining position in relation to Lessor, (ii) Lessee is represented by legal counsel of Lessee’s own choice and designation in connection with this Lease, and (iii) Lessee is leasing the Premises for business and commercial purposes and not for use as a residence.

(3) Waiver of Lien. LESSEE HEREBY WAIVES ANY STATUTORY RIGHTS OTHERWISE APPLICABLE UNDER SECTION 91.004(b) OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS SAME MAY BE HEREAFTER AMENDED OR SUCCEEDED; PROVIDED, HOWEVER, SUCH WAIVER SHALL NOT BE NOR SHALL IT BE DEEMED TO CONSTRUED TO MEAN THAT LESSEE HAS WAIVED IT RIGHT TO SEEK DAMAGES FROM LESSOR AND TO RECOVER SUCH DAMAGES BY LEVYING EXECUTION AGAINST LANDLORD’S INTEREST IN THE PREMISES AND/OR RENTS THEREFROM AFTER LESSEE HAS REDUCED ANY SUCH CLAIM FOR DAMAGES TO JUDGMENT.

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EXHIBIT E

Critical Fixtures

[***]

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

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EXHIBIT F

Excluded Equipment

[***]

[***]	The asterisks denote that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

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EXHIBIT G

EXCLUDED INTANGIBLE PROPERTY

•	Such items used solely for the conduct of Seller’s business, such as (but not limited to) trademarks, trade names and copyrights, and excluding any of the Intangible Property which is not transferable;

•	Any Intangible Property not used in the operation of the building as a Data Center;

•	Any Intangible Property relative to any Excluded Equipment; and

•	Any intellectual property including patents, copyrights, trademarks, trade names and licenses, including, without limitation, rights to use software related to any of the foregoing, of Seller.

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